UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Amendment #1

Registration Statement under the Securities Act of 1933

FrequentTraveller.com Inc.
(Name of small business issuer in its charter)
Nevada	4724	68-0530279
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
3212 Maryland Place, Bellingham, Washington, 98226 (360) 647-4375
(Address and telephone number of principal executive offices)
Rene Daignault 1100 Melville Street, 6th Floor, Vancouver, British Columbia, V6E 4A6, Canada 604.648.0527
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

Page - 1

CALCULATION OF REGISTRATION FEE

Securities to be registered	Amount to be registered	Offering price per share	Aggregate offering price	Registration Fee (1)
common shares to be offered by FrequentTraveller	4,000,000	$0.50	$2,000,000	$253.40
Common shares to be offered by selling stockholders	4,306,550	$0.50	$2,153,275	$272.82
TOTAL	8,306,550		$4,153,275	$526.22

(1) Estimated solely for purposes of calculating the registration fee under Rule 457(c) of the Securities Act of 1933.

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment that specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Page - 2

Preliminary Prospectus

FrequentTraveller.com Inc.
Maximum of 8,306,550 Common Capital Shares

FrequentTraveller.com Inc. (“FrequentTraveller”) is offering up to 4,000,000 Common Capital Shares (“common shares”)on a self underwritten basis. The offering price is $0.50 per share and the maximum amount to be raised is $2,000,000. FrequentTraveller intends to offer up to a maximum of 4,000,000 common shares through its president to investors, both inside and outside the United States. There will be no underwriter or broker/dealer involved in the transaction and there will be no commissions paid to any individuals from the proceeds of this sale.

The offering by FrequentTraveller is being conducted on a best efforts basis. There is no minimum number of common shares required to be sold by FrequentTraveller. As a result FrequentTraveller may only receive minimal proceeds, or even no proceeds, from this offering. All proceeds from the sale of these common shares will be delivered directly to FrequentTraveller and will not be deposited in any escrow account. If the entire 4,000,000 common shares are sold, FrequentTraveller will receive gross proceeds of $2,000,000 before expenses of approximately $38,000. However, no assurance can be given on the number of common shares FrequentTraveller will sell or even if FrequentTraveller will be able to sell any common shares. FrequentTraveller plans to continue this offering for a period of six months from the date of this prospectus. However, FrequentTraveller may, at its discretion, extend the offering for an additional 90 days, unless the offering is completed or otherwise terminated by FrequentTraveller.

In addition, this prospectus relates to the resale of up to 4,306,550 common shares by selling stockholders. The selling stockholders may sell their common shares from time to time in private negotiated transactions. The selling stockholders will offer or sell shares of FrequentTraveller’s common shares at $0.50 per share unless and until the offering price is changed by subsequent amendment to this prospectus, or when FrequentTraveller’s common shares become listed or quoted on the NASD’s OTC Bulletin Board. Should FrequentTraveller’s common shares become listed or quoted, selling stockholders may then sell their shares at prevailing market prices or privately negotiated prices. FrequentTraveller will not receive any proceeds from the sale of the common shares by the selling stockholder. However, FrequentTraveller will pay for the expenses of this offering and the selling stockholders’ offering.

There is no public market for the common shares of FrequentTraveller.

A purchase of FrequentTraveller’s common shares is highly speculative and investors should not purchase shares of FrequentTraveller’s common shares unless they can afford to lose their entire investment. Investing in FrequentTraveller’s common shares involves risks. See “Risk Factors” starting on page 7 for factors to be considered before investing in FrequentTraveller’s common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

If FrequentTraveller changes the fixed offering price, it will file an amendment to the registration statement.

The date of this prospectus is                                     .
Subject to completion.

Page - 3

Table of Contents

SUMMARY OF OFFERING

RISK FACTORS
Risks associated with FrequentTraveller
Risks associated with FrequentTraveller’s industry
Risks associated with this offering

USE OF PROCEEDS

DETERMINATION OF OFFERING PRICE

DILUTION

PLAN OF DISTRIBUTION
FrequentTraveller’s Offering
Stockholder’s Offering

LEGAL PROCEEDINGS

MANAGEMENT

EXECUTIVE COMPENSATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL STOCKHOLDERS

DESCRIPTION OF SECURITIES

DESCRIPTION OF BUSINESS

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
Plan of Operation

DESCRIPTION OF PROPERTY

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

EXPERTS

FINANCIAL STATEMENTS
March 31, 2006 (unaudited) and December 31, 2005 and 2004 (audited)

Page - 4

SUMMARY OF OFFERING
FrequentTraveller’s business

FrequentTraveller.com Inc. was incorporated under the laws of the State of Nevada on October 29, 2002. FrequentTraveller is an e-Travel company with a portfolio of e-Travel websites, including: www.malaysia.com, www.indonesia.com, www.vietnam.com, www.brazil.com, www.greatbritain.com, and www.canadian.com. FrequentTraveller markets a wide range of travel services at these websites including hotels, tours, excursions, airfares, car rentals, and other transportation services, and sells them direct to consumers and to other businesses such as travel agents.

FrequentTraveller currently has www.brazil.com, www.malaysia.com, www.indonesia.com and www.vietnam.com in full operation as e-Travel sites. FrequentTraveller plans to launch and operate www.greatbritain.com and www.canadian.com as fully operational travel booking sites in the next 12 months. See “Plan of Operation” on page 37 for more information.

FrequentTraveller is a majority controlled subsidiary of Communicate.com Inc. Even if this offering is fully subscribed for, Communicate.com Inc. and management of FrequentTraveller will collectively own at minimum 54% of the outstanding common shares of FrequentTraveller and will control FrequentTraveller, and, accordingly, subscribers will be acquiring a minority interest in FrequentTraveller.

FrequentTraveller’s administrative and operational office is located at 3212 Maryland Place, Bellingham, Washington, 98226, telephone (360) 647-4375. FrequentTraveller’s registered statutory office is located at 50 West Liberty Street, Suite 880, Reno, Nevada, 89501. FrequentTraveller’s fiscal year end is December 31.

The offering: Following is a brief summary of this offering:

Securities being offered	4,000,000 common shares (maximum) offered by the Company 4,306,550 common shares offered by the selling stockholders
Number of shares outstanding before the offering	15,878,690 common shares
Number of shares outstanding after the offering	19,878,690 common shares, assuming all offered shares are sold.
Offering price per share	$0.50 per share
Net Proceeds to FrequentTraveller	$1,962,000, assuming all offered shares are sold
Use of proceeds

Hire and retain COO
Develop and launch websites
Develop contact centers
Develop and implement Cost Per Click (“CPC”) lead acquisition program
Marketing
General and administrative
Business development
Travel
Professional fees
Working capital

Page - 5

Selected Financial Data

FrequentTraveller recently commenced operations in July 2003. Management does not anticipate earning significant revenue until FrequentTraveller completes its proposed plan of operation. See “Plan of Operation” on page 38 for more information. Management expects that FrequentTraveller’s operating and net losses will continue for the next 12 to 18 months. Also, FrequentTraveller has a negative working capital and an accumulated shareholder deficit. FrequentTraveller’s auditor has stated there is substantial doubt about FrequentTraveller’s ability to continue in business. To simply continue its business without any growth during the next 12 months, FrequentTraveller will need to raise $200,000. Since there is no minimum amount in this offering, FrequentTraveller may receive little or no proceeds from this offering. As a result FrequentTraveller may only receive minimal proceeds, or even no proceeds, from this offering and subscribers to this offering may end up with common shares of a company that may not raise sufficient capital to continue operations and that will not have a public market for its common shares.

The following financial information summarizes the more complete historical, audited, and unaudited financial information provided in this registration statement.

	March 31, 2006 (unaudited)	December 31, 2005 (audited)	December 31, 2004 (audited)
Balance Sheet
Cash and Cash Equivalent	$84,446	$49,580	$21,454
Restricted Cash	$20,000	$20,000	$0
Accounts Receivable	$7	$7	$485
Intangible Assets	$3,300	$3,300	$3,300
Total Assets	$107,753	$72,887	$25,239

Accounts Payable and Accrued Liabilities	$73,169	$31,558	$17,476
Customer Deposits	$3,433	$14,590	$0
Due to Related Party	$92,863	$80,442	$43,009
Loan Advance	$43,180	$0	$0
Total Liabilities	$212,645	$126,590	$60,485

Stockholders’ Equity (Deficit)	($104,892)	($53,703)	($35,246)

Income Statement
Revenue	$136,426	$626,709	$247,078
Total Expenses	$75,435	$237,261	$385,123
Net (Loss)	($51,189)	($165,557)	($343,506)

Page - 6

RISK FACTORS

Please consider the following risk factors before deciding to invest in FrequentTraveller’s common shares.

Risks associated with Frequent Traveller:

1.	FrequentTraveller may not be able to continue as a going concern as a result of its history of operating losses and FrequentTraveller not being able to raise additional financing.

A note provided by FrequentTraveller’s independent auditors in FrequentTraveller’s financial statements for the period from inception, October 29, 2002 through December 31, 2005 states there is a substantial doubt about FrequentTraveller’s ability to continue as a going concern, which is due to FrequentTraveller’s history of operating losses and its working capital deficiency. FrequentTraveller’s ability to continue as a going concern is dependent on continued financial support from its shareholders, raising additional capital to fund future operations, and ultimately attaining profitable operations. This note may make it more difficult for FrequentTraveller to raise additional equity or debt financing needed to run its business, and is not viewed favorably by analysts or investors. FrequentTraveller urges potential investors to review this report before making a decision to invest in FrequentTraveller.

2.
FrequentTraveller has a limited history of operations and has losses that it expects to continue into the future. If the losses continue FrequentTraveller will have to suspend operations or cease operations.

FrequentTraveller was incorporated on October 29, 2002 and FrequentTraveller has no significant operating history upon which an evaluation of its future success or failure can be made. FrequentTraveller’s net loss since inception is $661,386. FrequentTraveller has a limited history of operations that has been characterized by ongoing operating losses, which management believes will continue for at least the next 12 to 18 months. FrequentTraveller’s ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to generate revenues from its planned business operations and to reduce development costs. FrequentTraveller cannot guaranty that it will be successful in generating revenues in the future. Failure to generate revenues may cause FrequentTraveller to go out of business.

3.
FrequentTraveller is relatively new to the internet marketplace with a limited history of operations and, as a result, FrequentTraveller’s ability to operate and compete effectively may be affected negatively.

In deciding whether to purchase FrequentTraveller’s common shares, and the likelihood FrequentTraveller’s success, you should consider that FrequentTraveller is relatively new to the internet marketplace and has a limited operating history upon which to judge its current operations. As a result, you will be unable to assess FrequentTraveller’s future operating performance or its future financial results or condition by comparing these criteria against its past or present equivalents.

4.	FrequentTraveller does not have sufficient funds to complete each phase of its proposed plan of operation and as a result may have to suspend operations.

Each of the phases of FrequentTraveller’s plan of operation is limited and restricted by the amount of working capital that FrequentTraveller has and is able to raise from financings and generate from business operations. FrequentTraveller currently does not have sufficient funds to complete each phase of its proposed plan of operation and FrequentTraveller expects that it will not satisfy its cash requirements for the next 12 months. As a result, FrequentTraveller may have to suspend or cease its operations on one or more phases of the proposed plan of operation. As of March 31, 2006, FrequentTraveller had $84,446 in cash.

Until FrequentTraveller is able to generate any consistent and significant revenue it will be required to raise the required funds by way of equity or debt financing. FrequentTraveller requires approximately $2,000,000 to finance its plan of operation, which it is trying to raise with this offering. If FrequentTraveller cannot raise the capital to proceed it may have to suspend operations until it has sufficient capital.

If the costs of the proposed phases of the plan of operation are greater than anticipated, FrequentTraveller will be required to generate revenues from its business operations or find additional financing to sustain its business operations. FrequentTraveller can provide no assurance to investors that FrequentTraveller will be able to find additional financing if required.

Page - 7

5.	Failure to successfully compete in the e-commerce industry with established e-commerce companies may result in FrequentTraveller’s inability to continue with its business operations.

There are approximately several hundred established e-commerce companies that provide similar services. FrequentTraveller expects competition in this market to increase significantly as new companies enter the market and current competitors expand their online services.

If FrequentTraveller is unable to develop and introduce enhanced or new technology or services quickly enough to respond to market or user requirements or to comply with emerging industry standards, or if these services do not achieve market acceptance, FrequentTraveller may not be able to compete effectively.

In addition, FrequentTraveller’s competitors may develop content that is better than FrequentTraveller’s or that achieves greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Competitive pressures created by any one of these companies, or by FrequentTraveller’s competitors collectively, could have a negative impact on FrequentTraveller’s business, results of operations and financial condition and as a result, FrequentTraveller may not be able to continue with its business operations.

6.
Since FrequentTraveller’s success depends upon the efforts of Graham B. Heal, the key member of its management, and its ability to attract and retain key personnel, FrequentTraveller’s failure to retain key personnel will negatively affect its business.

FrequentTraveller’s business is greatly dependent on the efforts of its President, Graham B. Heal, who devotes 60 hours per week to FrequentTraveller’s operations. FrequentTraveller currently does not have an employment agreement with Mr. Heal. FrequentTraveller does not currently maintain key man life insurance for Mr. Heal. The loss of Mr. Heal could have a negative impact on FrequentTraveller’s business, operating results and financial condition. Competition for qualified personnel is intense and FrequentTraveller may not be able to hire or retain qualified personnel, which could also have a negative impact on FrequentTraveller’s business.

7.
Since FrequentTraveller relies on one provider to host its website, FrequentTraveller’s technical systems could fail if this service is interrupted, which in turn would have a negative impact on FrequentTraveller’s business.

Although FrequentTraveller has back up facilities for its computer systems, FrequentTraveller relies on one provider to host the websites, NetNation Communications Inc. If NetNation Communications Inc. failed to provide service to its systems, FrequentTraveller would be unable to maintain website availability. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. FrequentTraveller’s business depends on the efficient and uninterrupted operation of its computer and communications hardware systems. Any system interruptions that cause its website to be unavailable could materially adversely affect its business. Furthermore, FrequentTraveller will be depending on outside expertise to maintain and expand its website design and capabilities. There is no assurance that website consultants can be retained who will understand the needs of and have the solution for a desirable, user_friendly commercial website.

8.
FrequentTraveller may be subject to legal proceedings involving its intellectual property that could result in substantial costs and which could materially harm FrequentTraveller’s business operations.

From time to time, FrequentTraveller may be subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by FrequentTraveller. These types of claims could result in increased costs of doing business through legal expenses, adverse judgments or settlements or require FrequentTraveller to change its business practices in expensive ways. Additional litigation may be necessary in the future to enforce FrequentTraveller’s intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm FrequentTraveller’s business.

Page - 8

9.	FrequentTraveller’s business operations could be materially harmed by certain events occurring in the geographic markets that FrequentTraveller operates.

Certain events that are out of FrequentTraveller’s control, such as a natural disaster, acts of terrorism, civil unrest, or the outbreak of health risks, may occur in any of the geographic markets that FrequentTraveller operates, or in an adjoining geographic market, which may adversely affect the travel industry. If any such event does occur in the geographic areas that FrequentTraveller operates, FrequentTraveller’s business operations could be materially harmed.

Risks associated with Frequent Traveller's industry:

10.	Any new laws or regulations relating to the Internet or to the travel business or any new interpretations of existing laws could have a negative impact on FrequentTraveller’s business.

Currently, other than business and operations licenses applicable to most commercial ventures, FrequentTraveller is not required to obtain any governmental approval for its business operations. However, there can be no assurance that current or new laws or regulations will not, in the future, impose additional fees and taxes on FrequentTraveller and its business operations. Additionally, in response to concerns regarding “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising, the federal government and a number of states have adopted or proposed laws and regulations that would limit the use of unsolicited Internet advertisements. While FrequentTraveller does not engage in these activities, the cumulative effect may be to limit the attractiveness of effecting sales on the Internet, thus reducing the value of FrequentTraveller’s business operations. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could have a negative impact on FrequentTraveller’s business and add additional costs to FrequentTraveller’s business operations.

11.	Security of online transactions via the Internet and any security breaches will have a negative impact on FrequentTraveller’s business.

The secure transmission of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications on the Internet. Many factors may cause compromises or breaches of security systems used by FrequentTraveller and other Internet sites to protect proprietary information, such as worms and viruses. A compromise of security on the Internet would materially negatively affect the use of the Internet for commerce and communications. This in turn would negatively affect FrequentTraveller’s business. While FrequentTraveller takes all steps to ensure the safety of proprietary information, housed in, and moving through its systems, including the use of encryption technology, the circumvention of FrequentTraveller’s security measures could result in misappropriation of its proprietary information or cause interruptions of FrequentTraveller’s operations. Protecting against the threat of such security breaches may require FrequentTraveller to expend significant amounts of capital and other resources. There can be no assurance that FrequentTraveller’s security measures will prevent security breaches.

Risks associated with this offering:

12.	No public trading market for FrequentTraveller’s common shares may develop and as a result you may not be able to resell your stock.

There is currently no public market for the common shares of FrequentTraveller. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale. There can be no assurance that a liquid public market on a stock exchange or quotation system will develop, or be sustained after the offering. The lack of a liquid public market will reduce your ability to divest an investment in FrequentTraveller.

13.
If and when FrequentTraveller’s common shares are listed for quotation on the NASD’s OTC Bulletin Board, any sale of a significant amount of FrequentTraveller’s common shares into the public market may depress FrequentTraveller’s stock price.

Management and the principal shareholder, Communicate.com Inc., currently own an aggregate 10,817,600 common shares, which represent 68% of the 15,878,690 issued and outstanding common shares of FrequentTraveller. None of these shares have been registered for resale under this registration statement. Currently, there are 1,818,180 common shares of FrequentTraveller that are freely tradeable and there are 14,060,510 common shares that are subject to Rule 144. None of the common shares are restricted from trading. If FrequentTraveller’s common shares are listed for quotation on the NASD’s OTC Bulletin Board, Graham Heal, David Jeffs, or Communicate.com Inc. may sell in the future, large amounts of common shares into the public market over relatively short periods of time subject to Rule 144. Any sale of a substantial amount of FrequentTraveller’s common shares in the public market may adversely affect the market price of FrequentTraveller’s common shares. Such sales could create public perception of difficulties or problems with FrequentTraveller’s business and may depress FrequentTraveller’s stock price.

14.
Because FrequentTraveller’s officers, directors and principal shareholder will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you may not be able to elect any directors, which may lead to the entrenchment of management.

Management and the principal shareholder, Communicate.com Inc., currently own an aggregate 10,817,600 common shares, which represent 68% of the 15,878,690 issued and outstanding common shares of FrequentTraveller. Holders of FrequentTraveller’s common shares do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of FrequentTraveller’s directors. After the offering, assuming that all the shares offered are sold and that neither management nor Communicate.com Inc. acquire an interest in any of the offered shares, management and Communicate.com Inc. will own a total of 54% of the outstanding common shares and will still have voting control of FrequentTraveller. As a result, if neither management nor Communicate.com Inc. sell any of their shares, and regardless of the number of shares you may acquire, management and Communicate.com Inc., as a group, will be able to elect all of FrequentTraveller’s directors and control FrequentTraveller’s business operations and entrench management.

15.	Subscribers to this offering will suffer immediate and substantial dilution.

Subscribers of the common shares offered will suffer immediate and substantial dilution. As a result, you will pay a price per share that substantially exceeds the value of FrequentTraveller’s assets after subtracting its liabilities. If all common shares of the offering are subscribed for, the subscribers will have contributed 85.5% of the total amount to fund FrequentTraveller since inception but will own only 20.1% of the common shares issued and outstanding. See “Dilution” on page 13 for more information.

16.	FrequentTraveller does not expect to pay cash dividends in the foreseeable future.

FrequentTraveller has never paid cash dividends on its common shares and has no plans to do so in the foreseeable future. FrequentTraveller intends to retain earnings, if any, to develop and expand its business operations.

17.	“Penny Stock” rules may make buying or selling FrequentTraveller’s common shares difficult, and severely limit the market and liquidity of the common shares.

Trading in FrequentTraveller’s common shares is subject to certain regulations adopted by the SEC commonly known as the “penny stock” rules. If and when FrequentTraveller’s common shares are quoted for trading on the NASD’s OTC Bulletin Board, management expects that the common shares will trigger and be subject to the “penny stock” rules. These rules govern how broker-dealers can deal with their clients and “penny stocks”. The additional burdens imposed upon broker-dealers by the “penny stock” rules may discourage broker-dealers from effecting transactions in FrequentTraveller’s securities, which could severely limit their market price and liquidity of FrequentTraveller’s securities. See “Penny Stock rules” on page 40 for more details.

USE OF PROCEEDS

The following table shows the intended use of the proceeds of this offering, depending upon the number of shares sold. The offering is being made on a self-underwritten basis for a maximum of 4,000,000 shares of common stock. The offering price per shares is $0.50. The table below sets forth the use of proceeds if 25%, 50%, 75% and 100% of the offering is sold

Page - 9

	Gross offering proceeds
Shares sold	1,000,000	2,000,000	3,000,000	4,000,000
Gross proceeds	$500,000	$1,000,000	$1,500,000	$2,000,000
Offering expenses	$38,600	$38,600	$38,600	$38,600
Net proceeds	$461,400	$961,400	$1,461,400	$1,961,400

The estimated offering expenses are comprised of: SEC filing fee - $600; transfer agent fee - $1,000; printing expenses - $500; EDGAR filing fees - $1,500; accounting fees - $10,000; and legal fees - $25,000.

The net proceeds will be used as follows:

	Use of Net Proceeds
Hire and retain COO	$100,000	$100,000	$100,000	$100,000
Develop and launch websites	$100,000	$100,000	$100,000	$100,000
Develop contact centers	$100,000	$350,000	$600,000	$700,000
Develop and implement CPC lead acquisition program	$75,000	$200,000	$300,000	$300,000
Marketing	$16,400	$121,400	$146,400	$300,000
General and Administrative	$20,000	$30,000	$4,000	$50,000
Business Development	$10,000	$15,000	$25,000	$30,000
Travel	$15,000	$20,000	$25,000	$30,000
Professional Fees	$25,000	$25,000	$25,000	$25,000
Working capital	$Nil	$Nil	$Nil	$326,400

The cost of hiring and retaining a COO will include the COO’s salary for 12 months.

Costs for the development and launching of the websites are comprised of website upgrades, server upgrades and unique online content. Also, these costs will include the costs incurred in developing and populating the website, expanding inventory and products on the website, and expanding the business operations.

Contact Center development costs consist of hiring and managing travel sales staff in company-owned facilities or via contracting out travel sales staff to third party specialty companies and providers.

CPC lead acquisition program costs are the direct costs of procuring targeted “clicks” from third party lead providers, such as Yahoo. FrequentTraveller currently has not entered into any negotiations or agreement with Yahoo or any other provider of CPC leads. A cost per click lead acquisition program is a program whereby a party acquires leads or information on potential customers simply by targeting where those customers are “clicking” on the Internet. FrequentTraveller will actively seek and purchase “Click-Throughs” from internet users searching terms related to FrequentTraveller’s business, industry or websites, such as “Malaysia Hotels”.

Page - 10

Marketing costs are comprised of:

- the cost of utilizing and implementing e-commerce tools, such as a search engine optimization program, which would assist FrequentTraveller in obtaining a high ranking on major search engines;
-  marketing online directly to databases of customers, or e-newsletter recipients, or email service users; and
-  advertising online and via traditional media such as travel magazines and internet magazines.

General and administrative costs will include all general operating costs such as rent, management fees, consulting fees and employee salaries, if any.

Business development costs will include participation fees in trade shows and conferences directed at expanding FrequentTraveller’s business partnerships and supply sources.

Travel costs will be comprised of transportation costs, lodging costs and meal allowances as required for the purpose of maintaining or expanding FrequentTraveller’s business partnerships and relationships.

Professional fees will consist of accounting, audit and legal services.

The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by FrequentTraveller. To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available. Conversely, any amounts not expended as proposed will be used for general working capital.

FrequentTraveller will amend the registration statement by post-effective amendment if there are any material changes to the use of proceeds as described above.

FrequentTraveller cannot be more specific about the application of the net proceeds for project development, because FrequentTraveller does not know how much funds will be needed to develop a project. If FrequentTraveller attempted to be too specific, every time an event occurred that would change its allocation, FrequentTraveller would have to amend this registration statement. Management believes that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that FrequentTraveller would have to spend money for legal fees that could be spent on project development.

It is FrequentTraveller’s intention to use any unallocated proceeds as general working capital for any business opportunity that may arise, such as the acquisition of any bulk sales on flights, tours or accommodations.

If FrequentTraveller fails to sell sufficient common shares to cover the expenses of this offering, FrequentTraveller’s directors have agreed to advance funds necessary to pay all offering expenses.

FrequentTraveller will not receive any proceeds from the sale of common shares of FrequentTraveller’s common stock being offered by the selling security holders.

DETERMINATION OF OFFERING PRICE

There is no established market price for FrequentTraveller’s common stock. FrequentTraveller has arbitrarily determined the initial public offering price of the common shares at $0.50 per common share. FrequentTraveller’s board of directors considered several factors in such determination, including the following:

 ! prevailing market conditions, including the history and prospects for the industry in which FrequentTraveller competes;
 ! FrequentTraveller’s future prospects; and
 ! FrequentTraveller’s capital structure.

Page - 11

Therefore, the public offering price of the common shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the future. Additionally, because FrequentTraveller has no significant operating history and has not generated any revenues to date, the price of its common shares of common stock is not based on past earnings, nor is the price of the common shares of common stock indicative of current market value for the assets owned by FrequentTraveller. No valuation or appraisal has been prepared for FrequentTraveller’s business and potential business expansion. You cannot be sure that a public market for any of FrequentTraveller’s securities will develop and continue or that the common shares will ever trade at a price higher than the offering price in this offering.

FrequentTraveller is also registering for resale on behalf of selling security holders up to 4,306,550 common shares of common stock. The common shares offered for resale may be sold in a secondary offering by the selling security holders by means of this prospectus. The common shares will be sold at a price of $0.50 per share. FrequentTraveller will not participate in the resale of the common shares by selling security holders.

Holders

As at July 14, 2006, FrequentTraveller had 15,878,690 common shares issued and outstanding and 57 beneficial shareholders.

Dividends

FrequentTraveller has never paid cash dividends on its capital stock. FrequentTraveller currently intends to retain any profits it earns to finance the growth and development of its business. FrequentTraveller does not anticipate paying any cash dividends in the foreseeable future.

On November 16, 2004, the Board of Directors declared a stock dividend of nine common shares for every one common share issued. The stock dividend was paid out on November 19, 2004.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of FrequentTraveller’s arbitrary determination of the offering price of the common shares being offered. Dilution of the value of the common shares you purchase is also a result of the lower book value of the common shares held by FrequentTraveller’s existing stockholders.

As of March 31, 2006, the net tangible book value of FrequentTraveller’s common shares of common stock was ($108,192) or ($0.01) per share based upon 15,878,690 common shares outstanding.

Upon completion of this offering, if 4,000,000 common shares are sold, the net tangible book value of the common shares to be outstanding, will be $1,853,208 or approximately $0.09 per share. The net tangible book value of the common shares held by FrequentTraveller’s existing stockholders will be increased by $0.10 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.09 per share.

Upon completion of this offering, if 3,000,000 common shares are sold, the net tangible book value of the common shares to be outstanding, will be $1,353,208 or approximately $0.07 per share. The net tangible book value of the common shares held by FrequentTraveller’s existing stockholders will be increased by $0.08 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.07 per share.

Upon completion of this offering, if 2,000,000 common shares are sold, the net tangible book value of the common shares to be outstanding, will be $853,208 or approximately $0.05 per share. The net tangible book value of the common shares held by FrequentTraveller’s existing stockholders will be increased by $0.06 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.05 per share.

Upon completion of this offering, if 1,000,000 common shares are sold, the net tangible book value of the common shares to be outstanding, will be $353,208 or approximately $0.02 per share. The net tangible book value of the common shares held by FrequentTraveller’s existing stockholders will be increased by $0.03 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.02 per share.

Page - 12

After completion of this offering, if all of the 4,000,000 common shares offered are sold, this will represent approximately 20.1% of the total number of common shares then outstanding for which the subscribers will have made a cash investment of $2,000,000, or $0.50 per share. FrequentTraveller’s existing stockholders will own approximately 79.9% of the total number of shares then outstanding, for which they have made contributions of cash and services totaling $338,926 or approximately $0.02 per share.

After completion of this offering, if all of the 3,000,000 common shares offered are sold, this will represent approximately 15.9% of the total number of common shares then outstanding for which the subscribers will have made a cash investment of $1,500,000, or $0.50 per share. FrequentTraveller’s existing stockholders will own approximately 84.1% of the total number of shares then outstanding, for which they have made contributions of cash and services totaling $338,926 or approximately $0.02 per share.

After completion of this offering, if all of the 2,000,000 common shares offered are sold, this will represent approximately 11.2% of the total number of common shares then outstanding for which the subscribers will have made a cash investment of $1,000,000, or $0.50 per share. FrequentTraveller’s existing stockholders will own approximately 88.8% of the total number of shares then outstanding, for which they have made contributions of cash and services totaling $338,926 or approximately $0.02 per share.

After completion of this offering, if all of the 1,000,000 common shares offered are sold, this will represent approximately 5.9% of the total number of common shares then outstanding for which the subscribers will have made a cash investment of $500,000, or $0.50 per share. FrequentTraveller’s existing stockholders will own approximately 94.1% of the total number of shares then outstanding, for which they have made contributions of cash and services totaling $338,926 or approximately $0.02 per share.

The following table compares the differences of a subscriber’s investment in FrequentTraveller’s common shares with the investment of its existing stockholders.

Existing stockholders if all 4,000,000 shares sold

Offering price per share	$0.50
Net tangible book value per share before offering	($0.01)
Net tangible book value after offering	$0.09
Increase to present stockholders in net tangible book value per share after offering	$0.10
Capital contributions	$ 2,000,000
Number of shares before the offering held by existing stockholders	15,878,690
Number of shares outstanding after offering	19,878,690
Percentage of existing stockholders’ ownership after offering	79.9%

Subscribers of shares in this offering if all 4,000,000 shares sold

Offering price per share	$0.50
Dilution per share	$0.41
Capital contributions	$ 2,000,000
Number of shares before the offering held by existing stockholders	15,878,690
Number of shares outstanding after the offering	19,878,690
Percentage of subscribers’ ownership after offering	20.1%

Page - 13

Subscribers of shares in this offering if only 3,000,000 shares sold

Offering price per share	$0.50
Dilution per share	$0.43
Capital contributions	$ 1,500,000
Number of shares before the offering held by existing stockholders	15,878,690
Number of shares outstanding after the offering	18,878,690
Percentage of subscribers’ ownership after offering	15.9%

Subscribers of shares in this offering if only 2,000,000 shares sold

Offering price per share	$0.50
Dilution per share	$0.45
Capital contributions	$ 1,000,000
Number of shares before the offering held by existing stockholders	15,878,690
Number of shares outstanding after the offering	17,878,690
Percentage of subscribers’ ownership after offering	11.2%

Subscribers of shares in this offering if only 1,000,000 shares sold

Offering price per share	$0.50
Dilution per share	$0.48
Capital contributions	$ 500,000
Number of shares before the offering held by existing stockholders	15,878,690
Number of shares outstanding after the offering	16,878,690
Percentage of subscribers’ ownership after offering	5.9%

The common shares offered for sale by the selling security holders are already issued and outstanding and, therefore, do not contribute to dilution.

PLAN OF DISTRIBUTION

FrequentTraveller is offering up 4,000,000 common shares on a self-underwritten basis. The offering price is $0.50 per share. There is no minimum number of common shares that must be sold on behalf of FrequentTraveller in order to accept funds and consummate investor purchases. As a result FrequentTraveller may only receive minimal proceeds, or even no proceeds, from this offering.

Page - 14

FrequentTraveller will sell the common shares in this offering through Graham B. Heal, its president. Mr. Heal will not receive any commission from the sale of any shares. Mr. Heal will not register as broker/dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which persons associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.	The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2.	The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	The person is not at the time of their participation, an associated person of a broker/dealer; and

4.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Heal is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. Mr. Heal is and will continue to be FrequentTraveller’s president and a director at the end of the offering and has not been during the last twelve months, and is currently not, a broker/dealers or associated with a broker/dealers. Mr. Heal has not during the last twelve months and will not in the next twelve months offer or sell securities for another issuer.

Only after FrequentTraveller’s registration statement is declared effective by the SEC, does FrequentTraveller intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. FrequentTraveller will not utilize the Internet to advertise its offering. Mr. Heal, on behalf of FrequentTraveller, will also distribute the prospectus to potential investors at the meetings and to business associates and friends and relatives who are interested in FrequentTraveller and a possible investment in the offering.

FrequentTraveller intends to sell its shares both inside and outside the United States of America in jurisdictions where the sale of such shares is not prohibited and in compliance with the applicable laws of those jurisdictions.

Section 15(g) of the Exchange Act

FrequentTraveller’s common shares are covered by Section 15(g) of the Securities Exchange Act of 1934, and Rules 15g-1 through 15g-6 promulgated thereunder. These rules impose additional sales practice requirements on broker/dealers who sell FrequentTraveller’s securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to FrequentTraveller.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Page - 15

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. The rules do not apply to FrequentTraveller in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of six months. FrequentTraveller may, at its discretion, extend the offering period for an additional 90 days, unless the offering is completed or otherwise terminated by FrequentTraveller.

FrequentTraveller does not intend to keep the prospectus current for the benefit of the selling stockholders after the expiration of the primary offering.

Procedures for subscribing

If you decide to subscribe for any shares in this offering, you must

1.	complete, sign and deliver a subscription agreement, and

2.	deliver a check or certified funds to “FrequentTraveller.com Inc.” for acceptance or rejection.

All checks for subscriptions must be made payable to “FrequentTraveller.com Inc.”.

Right to reject subscriptions

FrequentTraveller has the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by FrequentTraveller to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within four days after FrequentTraveller receives them.

The following table sets forth the number of common shares that may be offered for sale from time to time by the selling stockholders. The common shares offered for sale constitute all of the shares known to FrequentTraveller to be beneficially owned by the selling stockholders. None of the selling stockholders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling stockholders had or have any material relationship with FrequentTraveller.

Selling Stockholder	Shares Owned before Offering	Shares to be Offered	Shares Owned after Offering
Ameen Mahdi Alhusseini	200,000	200,000	0
All Wise Holdings Limited (1)	568,180	568,180	0
Cecile Antcil (2)	568,190	568,190	0
David Samuel George Armitage	2,000	2,000	0
Jason Bailey	245,000	245,000	0
Bradley Birarda	300,000	300,000	0
Brazilian Incentive and Tourism (3)	200,000	200,000	0

Page - 16

Selling Stockholder	Shares Owned before Offering	Shares to be Offered	Shares Owned after Offering
James Brister	2,000	2,000	0
Shannon Brister	2,000	2,000	0
Dylan Cole	8,000	8,000	0
Scott Coughlin	20,000	20,000	0
Georgia Dahle	1,000	1,000	0
Les Davies	200,000	200,000	0
Jason Deeth	40,000	40,000	0
Donald Demens	5,000	5,000	0
Dmytro Dvinyaninov	5,000	5,000	0
Wayne C. Farmer	2,000	2,000	0
Stephen Faust	2,000	2,000	0
Shane Gibson	1,000	1,000	0
Ron Gosney	5,000	5,000	0
John M Gruetzner	5,000	5,000	0
Kevin M. N. Hamada	20,000	20,000	0
Jhoni Harrisandi	20,000	20,000	0
Douglas W. Heal (4)	2,000	2,000	0
Paula Heal (5)	2,000	2,000	0
Leslie A. S. Hebb	5,000	5,000	0
David Hemer	2,000	2,000	0
Mark Hilton	20,000	20,000	0
James C. Keating	105,000	105,000	0
Mary Bartlett Keating	5,000	5,000	0
Keiand Capital Corp. (6)	10,000	10,000	0
Owen Christopher King	15,000	15,000	0
Miles Kirkwood	5,000	5,000	0
Amy Lam (7)	1,000	1,000	0
Andrea Maley	5,000	5,000	0
Brad McLean	2,000	2,000	0
James M. Molloy	80,000	80,000	0

Page - 17

Selling Stockholder	Shares Owned before Offering	Shares to be Offered	Shares Owned after Offering
Dave Nolette	5,000	5,000	0
Robin Oswald	5,000	5,000	0
Otter Crique Ventures Limitée (8)	105,000	105,000	0
Robert Palkowski	8,000	8,000	0
J. Cameron Pan (9)	500,000	500,000	0
Clarence Kevin Peterson	568,180	568,180	0
Adam Rabiner	5,000	5,000	0
Kenneth Riddell	2,000	2,000	0
Jim Rybachuk	5,000	5,000	0
Teremok Inc. (10)	5,000	5,000	0
Peter Theodoropoulos	5,000	5,000	0
Total Cash Flow, LLC (11)	200,000	200,000	0
Alan Uyeno	1,000	1,000	0
Amir Vahabzadeh	200,000	200,000	0
Tom Yerex	5,000	5,000	0
Penny Zehnder	2,000	2,000	0
Michael Zipursky	5,000	5,000	0
		4,306,550
(1) Eric Merlin is the beneficial owner of All Wise Holdings Limited.
(2) Cecile Antcil is the mother of Graham B. Heal, the president of FrequentTraveller.
(3) Richard Lengsfeld is the beneficial owner of Brazilian Incentive and Tourism.
(4) Douglas W. Heal is the father of Graham B. Heal, the president of FrequentTraveller.
(5) Paula Heal is the sister of Graham B. Heal, the president of FrequentTraveller.
(6) Keith Ebert is the beneficial owner of Keiand Capital Corp.
(7) Amy Lam is the sister-in-law of Graham B. Heal, the president of FrequentTraveller.
(8) Verlee Webb is the beneficial owner of Otter Crique Ventures Limitée.
(9) J. Cameron Pan is the chief financial officer and corporate secretary of both Communicate.com Inc. and Domain Holdings Inc.
(10) Robert Sproule is the beneficial owner of Teremok Inc.
(11) Sam Adhoot is the beneficial owner of Total Cash Flow, LLC.

All common shares are beneficially owned by the registered stockholders. The registered stockholders each have the sole voting and dispositive power over their shares. There are no voting trusts or pooling arrangements in existence and no group has been formed for the purpose of acquiring, voting or disposing of the security.

None of the selling stockholders are broker-dealers or affiliates of a broker-dealer. Each selling stockholder acquired their common shares in a non-public offering that satisfied the provisions of one or both Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Each of these selling stockholders also agreed, as set out in their respective subscription agreements and as evidenced by the legend on their respective share certificates, that they would not, within one (1) year after the original issuance of those shares, resell or otherwise transfer those shares except pursuant to an effective registration statement, or outside the United States in an offshore transaction in compliance with Rule 904, or pursuant to any other exemption from registration pursuant to the Securities Act, if available.

Page - 18

Plan of Distribution

The fixed offering price will be $0.50 per share. This offering price will remain fixed until and unless FrequentTraveller’s common shares are quoted on the NASD’s OTC Bulletin Board. Non-affiliate selling stockholders will make their resales at the fixed price until FrequentTraveller’s common shares are quoted on that market. The common shares will not be sold in an underwritten public offering. If the fixed price changes, FrequentTraveller will file a post-effective amendment reflecting the change.

The common shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

• purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
• ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
• privately negotiated transactions.

FrequentTraveller will not receive any of the proceeds from the sale of the common shares being offered by the selling stockholders.

Brokers and dealers engaged by selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder. Broker-dealers who acquire common shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling stockholders and any broker-dealers participating in the distributions of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

FrequentTraveller has filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling stockholders. There can be no assurance that the selling stockholders will sell any or all of their offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of FrequentTraveller’s common stock offered by this prospectus may not simultaneously engage in market making activities with respect to FrequentTraveller’s common shares during the applicable “cooling off” periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of FrequentTraveller’s common shares by the selling security holders.

FrequentTraveller is subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed. FrequentTraveller has informed the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares FrequentTraveller is registering by this Registration Statement, they are required to comply with Regulation M. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.

Page - 19

Selling stockholders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

FrequentTraveller is not aware of any pending litigation or legal proceedings and none is contemplated or threatened.

MANAGEMENT
Any director of FrequentTraveller is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Any officer of FrequentTraveller is appointed by the board of directors to a term of one year and serves until his successor is duly appointed and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of FrequentTraveller’s sole officer and two members of the board of directors is set forth below:

Name and Address	Age	Positions
Graham B. Heal 2311 Cherry Street Bellingham, Washington 98225	45	President, principal executive officer, Treasurer, principal accounting officer, Corporate Secretary, and member of FrequentTraveller’s board of directors
David M. Jeffs 600 - 1100 Melville Street Vancouver, British Columbia V6E 4A6 Canada	36	Member of FrequentTraveller’s board of directors

Background of sole officer and director

Graham B. Heal ! Mr. Graham Heal (45) has been a director and the sole officer of FrequentTraveller since inception. From October 2000 to December 2001, Mr. Heal was president and director of Communicate.com Inc., an SEC reporting company. Mr. Heal has been involved in internet and e_commerce businesses since 1995. Mr. Heal is a graduate of the University of British Columbia majoring in Geography.

David M. Jeffs ! Mr. David Jeffs (36) has been a director of FrequentTraveller since October 29, 2003. Mr. Jeffs has also been the sole director and president of Communicate.com Inc., an SEC reporting company, since July 2002, and the sole director and president of Domain Holdings Inc., a wholly-owned subsidiary of Communicate.com Inc., since July 2002. From 2000 to 2002, Mr. Jeffs was a management consultant with Communicate.com Inc. Mr. Jeffs is a graduate of University of British Columbia majoring in Economics.

Conflicts of interest

Currently there are no conflicts between FrequentTraveller and any other entity, of which Graham B. Heal or David M. Jeffs is a director or officer, for which the operations and interests of those entities would be adverse to FrequentTraveller and its business operations. No policy has been implemented or will be implemented by FrequentTraveller to address conflicts of interest.

Page - 20

EXECUTIVE COMPENSATION

Compensation was paid to FrequentTraveller’s sole executive officer and directors as follows:

Summary Compensation Table
		Annual Compensation			Long Term Compensation Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SAR’s (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Graham B. Heal President, Secretary, Treasurer, and Director October 2002 to present	2005 2004 2003	48,000 46,500 30,000	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil 54,998 (1) nil
David M. Jeffs Director October 2003 to present	2005 2004 2003	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil nil nil	nil 20,000 (2) nil
(1) On September 15, 2004, Graham Heal received 161,760 common shares as settlement for $16,176 in debt at a settlement price of $0.10 per share. The fair market value of FrequentTraveller’s common shares at the time of the issuance of these shares was $0.44 per share. On November 19, 2004, FrequentTraveller declared a stock dividend of 9 to 1 and as a result Mr. Heal received an additional 1,455,840 common shares.
(2) On July 30, 2004, FrequentTraveller issued 50,000 common shares to David M. Jeffs for services rendered at a value of $0.04 per share. The fair market value of FrequentTraveller’s common shares at the time of the issuance of these shares was $0.44 per share. On November 19, 2004, FrequentTraveller declared a stock dividend of 9 to 1 and as a result Mr. Jeffs received an additional 450,000 common shares.

Currently, there are no arrangements between FrequentTraveller and any of its directors whereby such directors are compensated for any services provided as directors.

Indemnification

Pursuant to FrequentTraveller’s articles and bylaws, FrequentTraveller may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in FrequentTraveller’s best interest. In certain cases, FrequentTraveller may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, FrequentTraveller must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Page - 21

Regarding indemnification for liabilities arising under the Securities Act of 1933 that may be permitted to directors or officers under Nevada law, FrequentTraveller is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Certain Relationships

Communicate.com Inc. is a Nevada corporation and an SEC reporting company with its common shares quoted on the NASD’s OTC Bulletin Board. Communicate.com Inc. currently has a 50.38% beneficial interest in FrequentTraveller and a 93.7% beneficial interest in Domain Holdings Inc. Domain Holdings Inc. is a private Alberta corporation that owns and operates the majority of Communicate.com Inc.’s assets. FrequentTraveller and Domain Holdings Inc. have no shareholder or any other form of direct relationship.

Related Transactions

No member of management, executive officer or security holder has had any direct or indirect interest in any transaction to which FrequentTraveller was a party to, except for the following:

Lease Agreement for websites with Domain Holdings Inc.

On May 1, 2005, FrequentTraveller and Domain Holdings Inc. entered into a domain lease agreement. Domain Holdings Inc. is a majority-owned subsidiary of Communicate.com Inc. David M. Jeffs, a director of FrequentTraveller, is the sole director and the president of both Domain Holdings Inc. and Communicate.com Inc. J. Cameron Pan is the chief financial officer and corporate secretary of both Domain Holdings Inc. and Communicate.com Inc. Communicate.com Inc. currently has a 50.38% beneficial interest in FrequentTraveller and a 93.7% beneficial interest in Domain Holdings Inc., and Mr. Jeffs and Mr. Pan each has 4.05% and a 3.83% beneficial interest in Communicate.com Inc. respectively.

Pursuant to the terms and conditions of the domain lease agreement, Domain Holdings Inc. granted FrequentTraveller the right to use the domain names www.Brazil.com, www.Indonesia.com; www.Malaysia.com, www.Canadian.com, and www.GreatBritain.com to sell travel products at these domain names. Travel products includes all travel related products, including, but not limited to, banners, text links, hotel bookings, flight bookings, tour bookings, and travel insurance, that FrequentTraveller chooses to advertise, market, and sell through these domain names or any other domain name that FrequentTraveller may use to sell a travel product. In consideration for the use of the domain names, FrequentTraveller must pay Domain Holdings Inc. a royalty based on net revenues. The royalty payment must be paid on the 30th day following the end of the month in which FrequentTraveller received net revenues. The amount of royalty to be paid will be 5% of net revenues on the first $20 million of annual net revenues and decreases by 1% for each subsequent $20 million worth of net revenues so that FrequentTraveller has to pay 1% of net revenues on any annual portion over and above $80 million. However, Domain Holdings Inc. has agreed to waive all royalty payments calculable for 2006. Beginning in 2007, the annual royalty payment will be a minimum of $150,000, regardless of the amount of net revenues generated. The term of the domain lease agreement expires on December 31, 2010 and can be renewed by FrequentTraveller for two additional five year terms. The domain lease agreement may be terminated by Domain Holdings Inc. if FrequentTraveller breaches any of its representations or warranties, or is in default, under the domain lease agreement. Given the nature of this transaction and the specific website assets involved FrequentTraveller could not have negotiated more favorable terms with other independent third parties. The domain lease agreement has conflict resolution and arbitration measures contained within in order to address conflicts with affiliates. See Exhibit 10.1 - Domain Lease Agreement for more details.

Consulting Fees and Bonuses

During the fiscal year ended December 31, 2005, FrequentTraveller paid Graham Heal a total of $48,000 for salary and bonuses. During the fiscal year ended December 31, 2004, FrequentTraveller paid Graham Heal a total of $46,500 for salary and bonuses. See “Executive Compensation” on page 22 for more information.

On July 30, 2004, FrequentTraveller issued 50,000 restricted common shares to each of David Jeffs and Cameron Pan, officers of Communicate.com Inc. The shares were offered at $0.04 per share in consideration of the services that were provided by each of Mr. Jeffs and Mr. Pan in the formation of FrequentTraveller and its business operations. See “Transactions with Promoters” below and “Recent Sales of Unregistered Securities” on page 43 for more information.

Page - 22

Debt Settlement

On September 15, 2004, FrequentTraveller issued 161,760 restricted common shares to Graham Heal for the settlement of $16,176 in debt. See “Recent Sales of Unregistered Securities” on page 43 for more information.

Transactions with Promoters

Graham B. Heal, David M. Jeffs, and J. Cameron Pan are the promoters of FrequentTraveller. Mr. Heal, Mr. Jeffs and Mr. Pan are the only persons who have taken an initiative in founding and organizing FrequentTraveller’s business. Mr. Heal has not received anything of value from FrequentTraveller, nor is Mr. Heal entitled to receive anything of value from FrequentTraveller, for services provided as a promoter. However, on July 30, 2004, FrequentTraveller issued 50,000 restricted common shares to each of David Jeffs and Cameron Pan. The shares were offered at $0.04 per share in consideration of the services that were provided by each of Mr. Jeffs and Mr. Pan in the formation of FrequentTraveller and its business operations. On November 16, 2004, the directors of FrequentTraveller declared a 9:1 stock dividend payable on November 19, 2004. The stock dividend resulted in an increase of the shares issued to each of Mr. Jeffs and Mr. Pan from 50,000 to 500,000 restricted common shares. See “Recent Sales of Unregistered Securities” on page 43 for more information.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of common shares owned beneficially by the directors, sole officer and key employees, individually and as a group, and the present owners of 5% or more of FrequentTraveller’s total outstanding shares. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of class	Name and address of beneficial owner	Number of shares beneficially owned (1)	Percent of class (2)
Common Capital Shares	Graham B. Heal 2311 Cherry Street Bellingham, Washington 98225	2,617,600	16.48%
Common Capital Shares	David M. Jeffs 600 - 1100 Melville Street Vancouver, British Columbia V6E 4A6 Canada	500,000	3.15%
Common Capital Shares	Communicate.com Inc. 600 - 1100 Melville Street Vancouver, British Columbia V6E 4A6 Canada	8,000,000	50.38%
Common Capital Shares	All officers and directors as a group (2 persons)	3,117,600	19.63%
(1)  The listed beneficial owner has no right to acquire any shares within 60 days of the date of this Form SB-2 from options, warrants, rights, conversion privileges or similar obligations.
(2)  Based on 15,878,690 common shares issued and outstanding as of the date of this Form SB-2.

DESCRIPTION OF SECURITIES
Common Capital Shares

FrequentTraveller’s authorized capital stock consists of 200 million Common Capital Shares (“common shares”) with a par value $0.001 per share.

The holders of FrequentTraveller’s common shares:

•	have equal ratable rights to dividends from funds legally available if and when declared by FrequentTraveller’s board of directors;
•	are entitled to share ratably in all of FrequentTraveller’s assets available for distribution to holders of common shares upon liquidation, dissolution or winding up of FrequentTraveller’s affairs;
•	do not have preemptive, subscription or conversion rights;
•	do not have any provisions for purchase for cancellation, surrender or sinking or purchase funds or rights;
•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Page - 23

All common shares now outstanding are fully paid for and non-assessable.

No shareholder approval is required for the issuance of FrequentTraveller’s securities, including common shares, stock options and share purchase warrants.

As provided by Section 4 of Article 9 of the Bylaws of FrequentTraveller, all transfers of shares require the written approval of the board of directors before being made effective until FrequentTraveller is reporting with the United States Securities Exchange & Commission and its common shares are listed for trading. As a result, the directors currently have the ability to delay, defer, or prevent a change of control.

FrequentTraveller’s Certificate of Incorporation and By-laws and the applicable statutes of the State of Nevada provide a more complete description of the rights and liabilities of holders of FrequentTraveller’s common shares. Provisions as to the modifications, amendments or variation of such rights or provisions are contained in the Nevada Revised Statutes and FrequentTraveller’s By-laws.

Non-cumulative voting

Holders of shares of FrequentTraveller’s common shares do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of FrequentTraveller’s directors.

Cash dividends

As of the date of this prospectus, FrequentTraveller has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of FrequentTraveller’s board of directors and will depend upon FrequentTraveller’s earnings, if any, its capital requirements and financial position, its general economic conditions, and other pertinent conditions. It is FrequentTraveller’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations.

DESCRIPTION OF BUSINESS
General

FrequentTraveller.com Inc., incorporated under the laws of the State of Nevada on October 29, 2002 and commencing operations in July 2003, has a limited history of revenues ($1,107,309), significant operational losses ($443,818), and an accumulated shareholder deficit ($443,818) all as of March 31, 2006.

FrequentTraveller is an e-Travel company that sells travel services over the Internet to clients from all over the globe that visit its portfolio of internet websites that include www.Malaysia.com, www.Indonesia.com, www.Vietnam.com, www.Brazil.com, www.GreatBritain.com, and www.Canadian.com. e-Travel companies are generally travel sellers interacting with their clients via the internet via websites, email, interactive chat, voice over IP phone services and traditional phone services. FrequentTraveller markets a wide range of travel services at these websites including hotels, tours, excursions, airfares, car rentals, and other transportation services, and sells them direct to consumers and to other businesses such as travel agents.

FrequentTraveller currently has www.Malaysia.com, www.Indonesia.com, www.Vietnam.com, and www.Brazil.com in full operation as e-Travel websites. www.Vietnam.com was launched and FrequentTraveller commenced taking travel bookings and collecting revenues in July 2003. www.Malaysia.com was launched in November 2003, www.Indonesia.com was launched in January 2004, and www.Brazil.com was launched in March 2006. FrequentTraveller plans to launch and operate www.GreatBritain.com and www.Canadian.com as fully operational travel booking sites in the next 12 months. See “Products and Services” below and “Plan of Operation” on page 38 for more information.

Page - 24

FrequentTraveller’s majority shareholder is Communicate.com Inc., a Nevada corporation and an SEC reporting company with its common shares quoted on the NASD’s OTC Bulletin Board. Communicate.com Inc. currently has a 50.38% beneficial interest in FrequentTraveller and a 93.7% beneficial interest in Domain Holdings Inc. Domain Holdings Inc. is a private Alberta corporation that owns and operates the majority of Communicate.com Inc.’s assets. FrequentTraveller and Domain Holdings Inc. have no shareholder or any other form of direct relationship. See “Certain Relationships and Related Transactions” on page 23 for more information.

FrequentTraveller maintains its statutory registered agent’s office at 50 West Liberty Street, Suite 880, Reno, Nevada, 89501 and its business office is located at 3212 Maryland Place, Bellingham, Washington, 98226. FrequentTraveller’s business office telephone number is (360) 647-4375.

Products and Services

FrequentTraveller holds a five year license to operate the websites as e-Travel properties from Domain Holdings Inc., a majority-owned subsidiary of Communicate.com Inc., which is the principal shareholder of FrequentTraveller and an SEC reporting company currently listed on the NASD’s OTC Bulletin Board.

Pursuant to the terms and conditions of the domain lease agreement, Domain Holdings Inc. granted FrequentTraveller the right to use the domain names www.Brazil.com, www.Indonesia.com; www.Malaysia.com, www.Canadian.com, and www.GreatBritain.com to sell travel products at these domain names. Travel products includes all travel related products, including, but not limited to, banners, text links, hotel bookings, flight bookings, tour bookings, and travel insurance, that FrequentTraveller chooses to advertise, market, and sell through these domain names or any other domain name that FrequentTraveller may use to sell a travel product. In consideration for the use of the domain names, FrequentTraveller must pay Domain Holdings Inc. a royalty based on net revenues. The royalty payment must be paid on the 30th day following the end of the month in which FrequentTraveller received net revenues. The amount of royalty to be paid will be 5% of net revenues on the first $20 million of annual net revenues and decreases by 1% for each subsequent $20 million worth of net revenues so that FrequentTraveller has to pay 1% of net revenues on any annual portion over and above $80 million. However, Domain Holdings Inc. has agreed to waive all royalty payments calculable for 2006. Beginning in 2007, the annual royalty payment will be a minimum of $150,000, regardless of the amount of net revenues generated. See “Related Transactions” on page 23 and Exhibit 10.1 - Domain License Agreement for more details

The travel products and services to be offered, marketed and sold at FrequentTraveller’s e-Travel sites are described as, but are not limited to: tours (set and custom-designed), hotels, airfares, air & land packages (“land” means tours, hotels, resorts etc.), excursions, car/coach transfers, rail, hired car & driver services, rental cars, travel insurance, meeting, incentive and event planning, and associated travel services. These products and services are now being sold actively at www.Indonesia.com, www.Malaysia.com, www.Vietnam.com, and www.Brazil.com, which all are in full operation. www.Vietnam.com was launched and FrequentTraveller commenced taking travel bookings and collecting revenues in July 2003. www.Malaysia.com was launched in November 2003, www.Indonesia.com was launched in January 2004, and www.Brazi.com was launched in March 2006.

These same products and services will be offered at www.GreatBritain.com and www.Canadian.com. These websites are currently in the advanced stage of development and should be launched within the next 12 months.

www.Vietnam.com

After years of isolation following the Vietnam War, Vietnam opened to tourism in 1992. Vietnam is now a tourism destination in its early stages of development, relatively speaking, but is rising rapidly in terms of inbound visitors and annual year by year growth. According the VNAT (Vietnam Association of Tourism) Vietnam will welcome 3 million visitors in 2005. Statistics show that Vietnam welcomed 2,850,425 million foreign visitors in the first 10 months of 2005, a year_on_year increase of 20.3 percent. Of the total, tourism from Russia rose by 109.6%, Singapore by 74.8%t, Thailand by 67.8%, South Korea by 52.7%, and Japan by 22.7%. The industry is set to reap a revenue of US$1.9 billion this year, up 15% from last year.
According to Vietnam Tourism in 2004, the top inbound visitor markets were: China: 780,000, USA: 272,000, Japan: 267,000, Taiwan: 257,000, Korea: 233,000, Australia: 128,000, France: 104,000, UK: 71,000, Germany: 57,000, and Singapore: 51,000.

Page - 25

Tourism product and infrastructure build_out is very active with foreign investments adding rapidly to the inventory of hotel rooms, resorts and new travel and tour companies launching to handle the growing inbound visitor numbers. In several years it is expected that Vietnam will be able to accept a much larger number of inbound visitors and will have a fully diversified and integrated range of tourism products and services in place to accommodate all needs and tastes.

www.Malaysia.com

Malaysia is a fully developed, diversified and integrated tourism destination with largely built_out travel infrastructure and a positive rate of growth. The nation has a wide selection of hotels, resorts and other appealing travel products for every budget and taste. Malaysia’s geographic proximity to affluent Singapore plays a large role in its tourism sector’s performance given the large number of shorter visits made across the border into Malaysia for weekends and holiday periods. According to Malaysia Tourism in 2000, Malaysia’s inbound visitors numbered 10.2 million, growing to 15.7 million in 2004 (represented approximately US$7 billion in tourism revenues) and projected to be 16.4 million in 2005. The top ten tourist generating markets through September 2005 are Singapore (7,184,018), Thailand (1,388,183), Indonesia (716,497), Brunei (350,315), Japan (253,156), China (229,384), Australia (200,037), United Kingdom (180,254), India (167,895) and West Asia (130,190).

While the largest amount of tourism is found on the Malaysian Peninsula the territory found on Borneo, the States of Sabah and Sarawak, offer a large opportunity for further tourism development as new, exotic destinations sought out by travelers looking for "new hot spot".

www.Indonesia.com

Indonesia is a huge nation, both by population and as an expansive archipelago of more than 17,000 islands in the Indian Ocean. This land mass and key regions for tourism can be summarized as: Bali, Java, Sumatra, Sulawesi, Kalimantan (Indonesia's portion on Borneo) Irian Jaya, Lombok, and thousands of lesser island groups. There is a huge range and contrast between these regions with respect to tourism infrastructure and offerings of hotels, resorts and other kinds of accommodation. While Bali remains a world class island destination in its own right, with an amazing range of products and services for every budget and taste, other regions are only in their initial build_out phases. The range and diversity of landscapes and locations in Indonesia, with tourism appeal, is staggering. This makes the destination a great growth opportunity. Indonesia Tourism reports in 2003 there were 4.67 million inbound visitors to Indonesia comprised of entries from: Singapore: 1.4 million, Japan: 463,000, Taiwan: 380,000, Australia: 268,000, Korea: 201,000, Germany: 113,000, and USA: 130,000.

www.Brazil.com

Brazil is a fully developed, diversified and integrated tourism destination with largely built-out travel infrastructure and a positive rate of growth. Brazil is a huge country in terms of size, the world’s 5th largest, with a wide range of regions, landscapes and attractions for every tourism segment (Amazon, The Pantanal, Bahia, Natal, Santa Catarina and the urban attractions of Rio de Janeiro and Sao Paulo). Brazil has a wide selection of hotels, resorts, pousadas, villas and other travel products for every budget and taste. Brazil in many ways acts as the travel hub of South America such that many multi-country tours include Brazil with Argentina, Chile, Peru, and others. Brazil is connected to the major travel ports of the world via air links, particularly the US and Europe. Brazil is also home to Carnival, an annual tourism event that attracts hundreds of thousands of visitors to Brazil. There are other festivals held throughout Brazil at different times of year. Brazil will also host the Pan American Games in 2007. Brazil welcomed 4.7 million tourism arrivals in 2004. Brazil’s new stability and image as a “no-terrorism risk” destination have fueled a tourism boom in recent years.

Distribution of Products and Services

FrequentTraveller utilizes the Internet and Worldwide Web almost exclusively to distribute its products and services. All products and services are displayed at the currently operating sites (and will be displayed at the sites being developed though not yet launched – see “Products & Services” above for more details). Sales interaction with clients is largely conducted via email and to a lesser degree via phone (both standard land line phones and voice over IP Internet phone systems). FrequentTraveller also receives a growing number of incoming toll-free and non-toll-free phone inquiries and sells products directly to its clients. FrequentTraveller generates modest inquiry numbers originating from traditional print magazine advertising in two publications, namely Vietnam Magazine and Military Magazine, that target US Vietnam War Veterans and US Military Veterans in general respectively as their readership (approx. $1,400 total cost per year).

Page - 26

Due to the intuitive and highly recognizable nature of the e-Travel websites FrequentTraveller is operating, the websites receive the following approximate number of visitors on a monthly basis:

Brazil.com:   80,000/month
Malaysia.com:  50,000/month
Indonesia.com:  35,000/month
Vietnam.com:  45,000/month
GreatBritain.com:  10,000/month
Canadian.com:  10,000/month

These visitors arrive at the websites “naturally” due to the high level of visitor “type-ins” (eg. an internet user simply typing in “Malaysia.com” with the anticipation of finding content about Malaysia) the websites receive and the high placement the websites register in the main search engines, such as Google.com and Yahoo.com. Currently these visitors visit the websites without any additional expenditure on online or offline (traditional) promotion, advertising or marketing, including paid listings on Internet search engines or portals or via banner advertising or any other kind of web advertising.

Market

FrequentTraveller’s market for its e-Travel business is everyone that travels and wants to travel to any destination that is the focus of the websites (Malaysia, Indonesia, Vietnam, Brazil, Great Britain and Canada), and to many adjacent regional destinations closely associated with the main destination a group, including, for example, Thailand, Cambodia, Argentina, and Chile, which all have access to an Internet connection.

FrequentTraveller’s clients are (1) the individual traveler and (2) other travel businesses. The travel businesses are usually travel agents seeking very specific and detailed travel planning and products for destinations they do not have a great deal of experience or knowledge on these destinations. Such clients depend upon FrequentTraveller for authoritative and expert advice so they can effectively service their own client’s inquiries and requests.

FrequentTraveller’s market is a global market with incoming inquiries originating from anywhere the Internet reaches and connects to. For example, FrequentTraveller has received inquiries from as far away as Antarctica, Mongolia, Latvia, and Iceland.

Principal Suppliers

FrequentTraveller is in the initial stages of building a network of suppliers that allows it to offer a complete range of travel products and services in each of its website destinations and those in almost any destination around the globe. While the inquires received by FrequentTraveller will largely be for travel to one or more of its website destinations, FrequentTraveller does receive client inquiries for other destinations.

FrequentTraveller has a core supplier in each of its currently operating destinations – Malaysia, Indonesia, Brazil, Great Britain, and Canada.
! Malaysia.com: Peterson Travel Services (www.peterson_travel.com)
! Indonesia.com: Bali Destination Travel Network
! Brazil.com: Brazilian Incentive & Tourism (www.BITourism.com)
! Vietnam.com: Exotissimo Travel Vietnam (www.exotissimo.com)
! GreatBritain.com: JAC Travel, Hoseasons
! Canadian.com: Horizon & Co, JAC Travel Canada

FrequentTraveller has identified and has had supply discussions with core suppliers in each of its core destinations – Malaysia, Indonesia, Brazil, Vietnam, Great Britain, and Canada. In Malaysia, Indonesia, Brazil, and Vietnam, FrequentTraveller is currently purchasing travel products and services, at agreed upon wholesale price and rate levels, from the respective supplier.

Page - 27

At this moment FrequentTraveller has no binding agreements, contracts or exclusivity arrangements with any supplier and is free to adjust and change suppliers for any products and services, in any of its core or related destinations, at any time and at its sole discretion. FrequentTraveller is currently buying from certain suppliers, as listed above, and is in discussions with other suppliers at various stages of negotiations (as for GreatBritain.com, and Canadian.com) as follows:

Malaysia.com:  Peterson Travel Services, Kuala Lumpur, Malaysia (www.peterson-travel.com);
Indonesia.com:  Bali Destination Network, Bali, Indonesia (www.balidestinationtravel.com);
Vietnam.com:  Exotissimo Travel, Ho Chi Minh City, Vietnam (www.exotissimo.com) & Unique Travel, San Jose, CA for wholesale airfares from US to SE Asia;
Brazil.com:   Brazilian Incentive & Tourism, Rio de Janeiro, Brazil (www.BITourism.com) & 4Star SouthAmerica.com, Washington, D.C. for wholesale airfares from US to Brazil
(www.4StarSouthAmerica.net);
GreatBritain.com: JAC Travel, London, UK (www.jactravel.co.uk) & Hoseasons Holidays, Lowestoft, UK (www.hoseasons.com);
Canadian.com:  Horizon & Co, Toronto, Canada (www.horizon-holidays.com) & JAC Travel Canada, Vancouver, Canada (www.jactravel.bc.ca).

However, FrequentTraveller does not depend on any single supplier, in any destination. The ability to change to another supplier in the wholesale travel market is swift with a wide range of wholesale ground-operators, suppliers (also known as consolidators, ground operators or destination management companies), available for each destination. If FrequentTraveller was forced to change core suppliers, qualified alternate suppliers are available.

FrequentTraveller also maintains a connection to the “Sabre” Central Reservation System (CRS) in order to facilitate travel bookings to sales of products in destinations lying outside its network of core suppliers above. For example FrequentTraveller recently sold travel services to a group traveling from the United States to Australia. These services were booked through the Sabre CRS and FrequentTraveller received a commission for this sale. Use of the Sabre CRS is on a month to month fee basis ($40/month). Amadeus will be added shortly on a month to month basis as another CRS system at a cost of approximately $130/month.

Revenue Generation

Overview - FrequentTraveller’s model for revenue generation is to capture inquiries from visitors to its e-Travel websites and have sales staff personally handle each incoming client inquiry received via the e-Travel websites through filling in an inquiry form through the telephone. The sales staff will determine what specific services the client wishes and provide a response detailing the services to be offered and the selling price. Sales staff have discretion to advise clients based on their knowledge and experience so that the client’s travel experience will be enhanced and their satisfaction is maximized when they consume the travel products and services.

Generally speaking FrequentTraveller (1) buys its travel products and services from suppliers, either at source (such as from an air carrier directly), or from 3rd party wholesalers (also known as consolidators, ground operators, destination management companies etc.) at established wholesale price levels or rates, (2) marks-up the travel products and services by a variable margin percentage based on the market and other pricing factors, for example, seasonality and (3) sell those services directly to individual travellers or other travel companies. In these cases, FrequentTraveller is the merchant of record, generates merchant revenues, and is responsible for, among other things, collecting receipts from its customers, remitting payments to its suppliers and establishing the price of services being offered.  Further defined merchant revenues include transaction revenues representing the amount charged to a customer, less the amount charged by suppliers for travel products and services.

Other revenues are also generated and are defined as agency revenues and are derived from travel related transactions where FrequentTraveller is not the merchant of record and where the prices of FrequentTraveller’s services are determined by third parties. Agency revenues include travel commissions, customer processing fees, and Sabre reservation booking fees and are reported at the net amounts received, without any associated cost of revenue.

Page - 28

Currently, FrequentTraveller does not earn any revenue from advertising as it focuses on converting each visitor to its websites into revenue generating customers for its travel business. If and when FrequentTraveller generate sufficient traffic then FrequentTraveller may reevaluate its decision on earning advertising revenue.

Channels of Marketing and Distributions – Currently FrequentTraveller has been relying on the intuitive traffic generated from visitors interested in its geographically bound domain names, such as Malaysia and Indonesia. FrequentTraveller has not spent any money on online advertising and has spend not more than $2,000 on print advertising. FrequentTraveller would spend money on both online and offline advertising when it is financed and believe that the amount of money spent will generate greater brand retention when compared to other online travel sites spending similar amount as FrequentTraveller’s websites are easier to remember.

Stages of Development of Various Business Activities

FrequentTraveller’s business development can be summarized as follows:

!	Malaysia.com:Operating as a full service e-Travel site since December, 2003. Working with core suppliers in Malaysia and purchasing air tickets through air wholesalers.
!	Vietnam.com: Operating as a full service e-Travel site since August, 2003. Working with core suppliers in Vietnam and purchasing air tickets through air wholesalers.
!
Indonesia.com: Operating as a full service e-Travel site since January, 2004. Working with core suppliers in Malaysia and purchasing air tickets through air wholesalers. Site currently being re-designed.

!	Brazil.com: Operating a full service e-Travel site since March 2006. Working with core suppliers in Brazil and purchasing air tickets through air wholesalers.
!	GreatBritain.com: Site being designed and developed in preparation for launch within Q4, 2006. Core suppliers have been identified and are ready to commence supply as required.
!	Canadian.com: Site being designed and developed in preparation for launch within Q1, 2007. Core suppliers have been identified and are ready to commence supply as required.

FrequentTraveller has already commenced discussions with a selection of air carriers servicing its core destinations with the intention of securing wholesale, or “nett fare” air contracts from a variety of outbound markets including the United States, United Kingdom, Canada, European Union, South Africa, and Australia. Once FrequentTraveller has established a history of bookings with those carriers it will be able negotiate favorable wholesale airfare terms that capitalize on its ability to focus its air ticket purchasing into a select number of destinations.

Competition

FrequentTraveller’s products and services compete with other online travel companies. FrequentTraveller’s principal competitors are Expedia.com, Travelocity.com, Orbitz.com, TravelZoo.com, and CheapTickets.com. FrequentTraveller also competes with smaller “niche” operators, who compete directly with the websites, such as:

! www.Indo.com (Indonesia)
! www.Reliance.com.my (Malaysia)
! www.Travel-Here.com (Southeast Asia)
! www.asiatravel.com (Southeast Asia)
! www.BrazilNuts.com (Brazil)
! www.London.com (United Kingdom)

In addition, many of FrequentTraveller’s current competitors have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than FrequentTraveller, and may enter into strategic or commercial relationships with larger, more established and well-financed companies. New technologies and the continued enhancement of existing technologies also may increase competitive pressures on FrequentTraveller. FrequentTraveller cannot assure you that it will be able to compete successfully against current and future competitors or address increased competitive pressures.

FrequentTraveller, through its ability to utilize the websites, has a clear competitive advantage over other e-Travel companies in the destinations where it actively markets and sells travel services. The advantage hinges on the natural, “intuitive”, pre-loaded traffic and leads that are built-in to and arrive at each of the websites. This foundation of “e-Brands” provides FrequentTraveller with a healthy, initial volume of leads and inquiries that it acquires without any additional advertising and promotional expenditures. An example would be:

Page - 29

Due to the intuitive and highly recognizable nature of the e-Travel websites FrequentTraveller is operating, the websites receive the following approximate number of visitors on a monthly basis:

Brazil.com:   80,000/month
Malaysia.com:  50,000/month
Indonesia.com:  35,000/month
Vietnam.com:  45,000/month
GreatBritain.com:  10,000/month
Canadian.com:  10,000/month

FrequentTraveller realizes an initial base load of travel booking transactions without any marketing and advertising cost whatsoever. Since commencing operations in July 2003, FrequentTraveller has spent approximately $2,000 on marketing and advertising but has been able to generate $773,089 in revenues.

Regulations

FrequentTraveller is licensed, to operate as a “Seller of Travel” in Washington State and holds a “Registered Seller of Travel” classification attached to its Master Business License #602 268 168. The only condition attached to the license is that FrequentTraveller must maintain a trust bank account, but with no specific level or sum of funds is mandated to be kept on account. FrequentTraveller’s licensing fees and filings under the regulations are up to date and current.

Currently, FrequentTraveller is in compliance with all business and operations licenses that are typically applicable to most commercial ventures. However, there can be no assurance that existing or new laws or regulations that may be adopted in various jurisdictions in the future, will not impose additional fees and taxes on FrequentTraveller and its business operations. Management is not aware of any such revisions to existing laws and regulations nor new laws or regulations that could have a negative impact on FrequentTraveller’s business and add additional costs to FrequentTraveller’s business operations.

Websites are not currently subject to direct federal laws or regulations applicable to access, content or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as:

! user privacy
! freedom of expression
! pricing
! content and quality of products and services
! taxation
! advertising
! intellectual property rights
! information security

The adoption of any such laws or regulations might decrease the rate of growth of Internet use, which in turn could decrease the demand for FrequentTraveller’s products and services, increase the cost of doing business, or in some other manner have a negative impact on FrequentTraveller’s business, financial condition and operating results. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Additionally, in response to concerns regarding “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising, the federal government and a number of states have adopted or proposed laws and regulations that would limit the use of unsolicited Internet advertisements. While a number of factors may prevent the effectiveness of such laws and regulations, the cumulative effect may be to limit the attractiveness of effecting sales on the Internet, thus reducing the value of FrequentTraveller’s business operations. FrequentTraveller does not engage in the use of “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising techniques that are “unsolicited.

Page - 30

Also, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet.

Employees and Employment Agreements

Currently, FrequentTraveller has three full time employees and no part time employees.

At present, FrequentTraveller’s sole officer and directors do not have any employment agreement with FrequentTraveller. FrequentTraveller presently does not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, FrequentTraveller may adopt plans in the future. There are presently no personal benefits available to any employees.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect FrequentTraveller’s current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project, and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or FrequentTraveller’s predictions.

Overview

FrequentTraveller is a start-up stage company and no longer considered development stage, and has generated revenues of $626,709 and $247,078 in the fiscal years 2005 and 2004 respectively.

FrequentTraveller had cash of $84,446 at March 31, 2006. FrequentTraveller’s net loss for the three month periods ended March 31, 2006 and March 31, 2005 were $51,189 and $22,722 respectively, which included (a) general administrative expenses of $15,182 (2005: $19,406); (b) management fees and salaries of $55,893 (2005: $13,646); and (c) professional fees of $4,360 (2005: $116).

FrequentTraveller had cash of $49,580 at December 31, 2005. FrequentTraveller’s net loss for the years ended December 31, 2005 and December 31, 2004 were $165,557 and $125,938 respectively, which included (a) general administrative expenses of $64,573 (2004: $53,523); (b) management fees and salaries of $126,724 (2004: $110,499); and (c) professional fees of $45,964 (2004: $3,533).

FrequentTraveller has no long-term commitments or contingencies, with the exception of the lease agreement with Domain Holdings Inc. for the websites. See “Related Transactions” on page 23 and Exhibit 10.1 - Domain Lease Agreement for more details.

FrequentTraveller.com (1) buys it’s travel products and services from suppliers, either at source (such as from an air carrier directly), or from third party wholesalers (also known as consolidators, ground operators, destination management companies etc.) at established wholesale price levels or rates, (2) marks-up the travel products and services by a variable margin percentage based on the market and other pricing factors, for example, seasonality, and (3) sell those services directly to its Business to Consumer or its Business to Business clients. In these cases FrequentTraveller is the “Merchant of Record”, generates “Merchant Revenues” and is responsible for, among other things, collecting receipts from its customers, remitting payments to its suppliers and establishing the price of services it offers. Further defined Merchant Revenues include transaction revenues representing the amount charged to a customer, less the amount charged by suppliers for travel products and services.

Page - 31

Other revenues are also generated and are defined as “Agency Revenues” and are derived from travel related transactions where FrequentTraveller is not the merchant of record and where the prices of its services are determined by third parties. Agency revenues include travel commissions, customer processing fees and Sabre reservation booking fees and are reported at the net amounts received, without any associated cost of revenue.

In the future FrequentTraveller may commence operations to generate advertising revenue for travel suppliers (such as hotels, air carriers, credit card companies etc.), and does anticipate receiving solicitations from such suppliers. FrequentTraveller has a file of previous inquiries from suppliers wishing to participate in advertising for fees at FrequentTraveller’s e-Travel sites. FrequentTraveller plans to develop this kind of revenue generation as part of its development plan.

At this time FrequentTraveller’s revenues fluctuate in large part due to seasonality of travel flows and demand to travel to FrequentTraveller’s core destinations. This is summarized as follows via these examples:

Currently Operating e-Travel Websites

Malaysia.com: Highest season is July and August however hotel space in key locations such as Kuala Lumpur, Langkawi and Penang is very tight and closing all booking requests is challenging. Bookings volumes are also up traditionally in the months of November through April.

Vietnam.com: High seasons mirror the periods of least rainfall in all regions of the country – November through May. The period of Vietnam’s Lunar New Year Holiday, known as “TET”, is also challenging to service client bookings due to fact a large part of the population is on holiday and not available to work. Hotels and tour operations tend to be at “skeleton” levels and clients needs can be compromised.

Brazil.com: FrequentTraveller will benefit from one the world’s most visible and regular annual tourism migrations to Brazil for the Christmas, New Years and “Carnival” high season. Carnival usually falls between late January and early march each year. It is largely celebrated in Rio de Janeiro but is also visited and enjoyed in high numbers in other cities such as Salvador de Bahia, north of Rio. This will allow FrequentTraveller to focus efforts to facilitate and close the high volume of booking requests it will receive during these periods. Air capacity inbound to Brazil during this period is severely challenged and many booking requests to Brazil must go un-fulfilled. FrequentTraveller intends to look at planning and servicing its own “Brazil.com” branded air charter and travel package operation to ensure that the high volume of booking requests that Brazil.com can be expected to receive.

Page - 32

The Distribution of Products and Services on page 27 describes how FrequentTraveller generates traffic and visitation to its core e-Travel websites and the resulting revenue. The two main variable cost items affecting its business in the future will be advertising costs and sales staff salary and/or contract fees.

To summarize:

In order to generate additional travel inquiries over and above what FrequentTraveller receives from the number of visitors now coming to its core e-Travel websites, FrequentTraveller will begin a program of internet advertising to generate an increasing volume of inquiries via “cost per click” (known as CPC) programs (defined as paying for an internet ad when an internet user clicks on a link for a site FrequentTraveller manages and maintains, such as Brazil.com) with leading providers such as Google.com and Yahoo Ads. FrequentTraveller’s majority shareholder, Communicate.com Inc., has experience with these kinds of programs as it generates inquiries for it other e-commerce businesses and FrequentTraveller will benefit from this expertise in its quest to conduct results-oriented “cost-per-click” ad buys on a cooperative basis with Communicate.com Inc.

FrequentTraveller.com will expand the number of booking inquiries it receives “naturally”, as described above, via results-oriented internet “cost-per-click” ad buying. As it does it will need to expand hiring and/or contracting of sales staff to handle, manage, service and fulfill the growing number of travel inquiries received. New hiring and/or contracting will be staged and conducted on an “as needed” basis as travel inquiry volumes increase. For example FrequentTraveller’s operations and testing to date indicate that a single sales agent can manage a maximum of 30 travel inquiries per day received via web-based inquiry forms, email or phone systems. Hiring and contracting will be conducted based on travel inquiry volume increases as they are realized. FrequentTraveller will operate on the principle of “it’s better to get too many inquiries and staff up accordingly rather than staff up and try and find the inquiries”. Similarly if travel inquires were to decrease management will have the flexibility to reduce sales agent staffing and/or contracting levels accordingly.

FrequentTraveller’s financial statements contained in this prospectus have been prepared on a going concern basis, which implies FrequentTraveller will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of FrequentTraveller as a going concern and the ability of FrequentTraveller to emerge from the development stage is dependent upon the continued financial support from Communicate.com Inc., the ability of FrequentTraveller to obtain necessary equity financing to continue operations and to generate sustainable significant revenue.

FrequentTraveller’s financial statements included in this prospectus have been prepared without any adjustments that would be necessary if FrequentTraveller becomes unable to continue as a going concern and would therefore be required to realize upon its assets and discharge its liabilities in other than the normal course of its business operations. These factors raise substantial doubt regarding FrequentTraveller’s ability to continue as a going concern.

To meet its need for cash, FrequentTraveller will rely on advances from Communicate.com Inc. and equity financings, including this offering and any other private placements, if required. Since July 2003 and up to March 31, 2006, Communicate.com Inc. has provided FrequentTraveller with an aggregate $162,863 in financial support, of which $70,000 has been settled and converted into 8 million common shares. Advances received from Communicate.com Inc. are unsecured and no re-payment terms or promissory notes exist in relation to any such advances.

FrequentTraveller will also rely on any revenues generated from its business operations. These proceeds will be applied to (1) payment of expenses of this offering, (2) development of the websites and implementation of FrequentTraveller’s plan of operation, (3) development and delivery of its products and services, (4) operation of its business, and (5) working capital. FrequentTraveller cannot guarantee that these proceeds will be enough for it to stay in business and management does not know how long FrequentTraveller can satisfy its cash requirements. If FrequentTraveller requires additional proceeds, FrequentTraveller will have to find alternative sources, like a public offering, a private placement of securities, or loans from its sole officer or others. At the present time, FrequentTraveller has not made any arrangements to raise additional cash. If FrequentTraveller needs additional cash and cannot raise it, FrequentTraveller will either have to suspend operations until it does raise the cash, or cease operations entirely.

During the next 12 months, FrequentTraveller has no current plan to (1) buy any specific additional plant or equipment, (2) conduct any significant research or development activities, or (3) to hire any employees, other than what will be required as part of FrequentTraveller’s plan of operation. See “Plan of Operation” below for more information. Other than as described in this section, FrequentTraveller has no other financing plans.

FrequentTraveller anticipates that it will require approximately $1,403,000 for additional organization costs for the next 12 months. FrequentTraveller will require approximately (a) $1,350,000 for FrequentTraveller’s plan of operations, as described below in the “Plan of Operations” section of this prospectus, (b) $5,000 for its transfer agent’s annual fee, (c) $15,000 for accounting fees, (d) $2,500 for additional filing fees, (e) $500 for printing costs, and (f) $30,000 for additional legal fees. These estimates are based on the average of quotes for services FrequentTraveller has obtained and on average costs of other entities that have filed a registration statement.

If FrequentTraveller is unable to complete any phase of its plan of operation because it does not have enough money, FrequentTraveller will suspend business operations until FrequentTraveller raises additional working capital. If FrequentTraveller cannot raise the additional working capital, FrequentTraveller will cease business operations. If FrequentTraveller ceases business operations, FrequentTraveller does not know what it will do and does not have any plans to do anything else.

Limited operating history; need for additional capital

There is no significant historical financial information about FrequentTraveller upon which to base an evaluation of its performance as an e-commerce company. FrequentTraveller is an e-commerce company but has not generated any significant revenues from its e-commerce business. FrequentTraveller cannot guarantee it will be successful in the e-commerce industry. FrequentTraveller’s business is subject to risks inherent in the establishment of a new business enterprise, including limited working capital, possible delays in the development of its products and services, and possible cost overruns due to price and cost increases in products and services.

Page - 33

FrequentTraveller has adopted a phased plan of operation for the development of the websites and its operations. See “Plan of Operation” below for more detail. This allows FrequentTraveller to allocate the expenditures of its resources in a very timely and measured manner. FrequentTraveller will not continue with expenditures in any phase of the development if Graham B. Heal thinks FrequentTraveller will be unable to complete the designated task. FrequentTraveller may require further equity financing to provide for some of the working capital required to implement future development of the website and operations beyond the final phase of the plan of operation or for services and products that are currently not anticipated to be developed.

FrequentTraveller is seeking equity financing to provide for the capital required to implement the phases of its plan of operation. FrequentTraveller has no assurance that future financing will be available to it on acceptable terms. If financing is not available on satisfactory terms, FrequentTraveller may be unable to continue, develop or expand its e-commerce operations. Equity financing could result in additional dilution to existing shareholders.

Critical Accounting Policies

FrequentTraveller’s discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates. On an on going basis, management re-evaluates its estimates and judgments, including but not limited to, those related to revenue recognition and collectibility of accounts receivable. Critical accounting policies identified are as follows:

Revenue Recognition

Revenues from the sales of travel products, including tours, airfares and hotel reservations, are non-refundable upon receipt of payment and are accordingly recognized as received. All costs relating to travel related sales are accrued at that time.

Foreign Currency Transaction / Balances

FrequentTraveller’s functional currency is the United States dollar. The financial statements of FrequentTraveller are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. FrequentTraveller has not entered into derivative instruments to offset the impact of foreign currency fluctuations.

Website Development Costs

FrequentTraveller recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Relating to website development costs FrequentTraveller follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, “Accounting for Website Development Costs”.

Going Concern Issue

The going concern basis of presentation assumes FrequentTraveller will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist that raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Page - 34

FrequentTraveller’s future business activities are dependent upon its ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable e-commerce activity or revenue from its product and services. As of December 31, 2005, FrequentTraveller has generated $626,709 in revenues, but has experienced negative cash flow from its e-commerce activities. FrequentTraveller may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Results of operations

FrequentTraveller’s business operations have been financed primarily from the proceeds of private placements and advances form Communicate.com Inc. While FrequentTraveller is currently generating some revenue, FrequentTraveller does not anticipate earning significant revenues until the fourth quarter of the 2006 fiscal year.

FrequentTraveller has generated revenues of $626,709 and $247,078 from operations for the years ended December 31, 2005 and December 31, 2004 respectively. However, management anticipates that significant revenues will not be achieved until the first quarter of the 2007 fiscal year, when operations of FrequentTraveller’s other websites are fully operational. There is no guarantee that FrequentTraveller will generate revenues from the websites, or that if FrequentTraveller does complete its marketing phase in its plan of operation, that FrequentTraveller will be able to secure the financing necessary to proceed with the other phases of its plan of operations.

For the three month period ended March 31, 2006, FrequentTraveller generated $136,426 in sales and commissions with $112,180 in cost which resulted in gross profit of $24,246. During the same period, FrequentTraveller incurred (a) general and administrative expenses of $15,182; (b) management fees and salaries of $55,893; and (c) legal fees of $4,360. Therefore, for the three month period ending March 31, 2006 FrequentTraveller had total net loss of $51,189.

For the three month period ended March 31, 2005, FrequentTraveller generated $116,940 in sales and commissions with $106,494 in cost which resulted in gross profit of $10,446. During the same period, FrequentTraveller incurred (a) general and administrative expenses of $19,406; (b) management fees and salaries of $13,646; and (c) legal fees of $116. Therefore, for the three month period ending March 31, 2005 FrequentTraveller had total net loss of $22,722.

For the fiscal year ended December 31, 2005, FrequentTraveller generated $626,709 in sales and commissions with $555,005 in cost which resulted in gross profit of $71,704. During the same period, FrequentTraveller incurred (a) general and administrative expenses of $64,573; (b) management fees and salaries of $126,724; and (c) professional fees of $45,964. Therefore, for the fiscal period ending December 31, 2005 FrequentTraveller had total net loss of $165,557.

For the fiscal year ended December 31, 2004, FrequentTraveller realized $247,078 in sales and commissions. The concurrent cost of sales was $205,461, resulting in gross profit from operations of $41,617. During the same period, FrequentTraveller incurred (a) general administrative expenses of $53,523; (b) management fees and salaries of $205,497; (c) professional fees of $3,533; and (d) loss on issuance of shares of $122,570. Therefore, for the fiscal period ending December 31, 2004 FrequentTraveller had total net loss of $125,938.

Following the outbreak of SARS near the end of 2003, FrequentTraveller in 2004 began selling tour packages by buying from its suppliers and then reselling the packages to its customers. The tour packages are highly customized in accordance with inputs from customers, and the review and comments from customers after travel were generally positive. While FrequentTraveller believed the strategy had worked, it was difficult to evaluate against its business plan as sales were not only affected by seasonality but by serious health and terrorism threats and natural disaster, such as the 2004 Tsunami off of the coast of Indonesia. Nonetheless, despite a limited budget, management was satisfied with the revenue generated and believed FrequentTraveller was on the right track.

Shortly after FrequentTraveller’s incorporation in October 2002, the bombing in Indonesia occurred. While the effect on travel to Southeast Asia was adversely affected, FrequentTraveller saw the opportunity to meet with suppliers in the region in 2003 and to build out its websites. With a limited budget, the sites were completed near the end of 2003 and FrequentTraveller acted as agent for several suppliers and earned some commission revenue. However, towards the end of 2003, SARS, a disease that affected the human respiratory system, first became known in Southeast Asia and, again, affected travel to Asia in general.

Page - 35

FrequentTraveller has not attained profitable operations and is dependent upon obtaining financing to continue and to expand its existing business operations and to complete its plan of operation. For these reasons, FrequentTraveller’s auditors stated in their report that they have substantial doubt that FrequentTraveller will be able to continue as a going concern.

As of March 31, 2006, FrequentTraveller had assets recorded on its consolidated financial statements at $107,753 consisting of cash of $84,446, accounts receivable of $7, and an intangible asset relating to the website domain name and website development costs of $3,300. FrequentTraveller’s liabilities on March 31, 2006 totaled $212,645, consisting of $73,169 in accounts payable and accrued liabilities, $3,433 in customer deposits, $92,863 due to related parties, and $43,180 in loan advance. There are no material defaults or past due amounts for the accounts payable or accrued liabilities.

As of December 31, 2005, FrequentTraveller had assets recorded on its consolidated financial statements at $72,887 consisting of cash of $49,580, accounts receivable of $7, and an intangible asset relating to the website domain name and website development costs of $3,300. FrequentTraveller’s liabilities on December 31, 2005 totaled $126,590, consisting of $31,558 in accounts payable and accrued liabilities,$14,590 in customer deposits, and $80,442 due to related parties. There are no material defaults or past due amounts for the accounts payable or accrued liabilities.

Current capital resources and liquidity

FrequentTraveller’s capital resources have been limited. FrequentTraveller currently does not generate significant revenue from its business operations to be profitable, and to date has relied only on the sale of equity for working capital for its business operations.

FrequentTraveller had cash of $84,446 and a working capital deficit of $128,199 at March 31, 2006. During the three month period ended March 31, 2006, FrequentTraveller used $8,314 in cash for operating activities, primarily for an operating loss of $51,189 and an increase in accounts payable and accrued liabilities of $41,611. Cash used in operations of $8,314 was financed by a shareholder’s loan of $43,180.

FrequentTraveller had cash of $49,580 and a working capital deficit of $77,003 at December 31, 2005. During the year ended December 31, 2005, FrequentTraveller used $98,974 in cash for operating activities, primarily for an operating loss of $165,557. Cash used in operations of $98,974 was financed by a sale of common stock of $147,100. As of December 31, 2005, FrequentTraveller has accumulated a deficit of $392,629.

FrequentTraveller has no long-term commitments or contingencies, with the exception of the lease agreement with Domain Holdings Inc. for the websites. In consideration for the use of the domain names, FrequentTraveller must pay Domain Holdings Inc. a royalty based on net revenues. The amount of royalty to be paid will be 5% of net revenues on the first $20 million of annual net revenues and decreases by 1% for each subsequent $20 million worth of net revenues so that FrequentTraveller has to pay 1% of net revenues on any annual portion over and above $80 million. Beginning in 2006, the annual royalty payment will be a minimum of $150,000, regardless of the amount of net revenues generated. The term of the domain lease agreement expires on December 31, 2010 and can be renewed by FrequentTraveller for two additional five year terms. See “Related Transactions” on page 23 and Exhibit 10.1 - Domain Lease Agreement for more details.

Accounts payable for FrequentTraveller have increased primarily as a result of an increase in travel bookings and sales and the resulting increase in payments to suppliers from which FrequentTraveller purchases travel products and services at wholesale price levels. FrequentTraveller has built its supply relationships and sources, in its core destinations, carefully and intends to remit payment for the resulting accounts payable to ensure these strong relationships continue without interruption. As noted above, FrequentTraveller is required to pay the annual royalty payment will be a minimum of $150,000, regardless of the amount of net revenues generated. With the launch of Brazil.com in Q1 of 2006, and given the historical and testing data related to internet users to this site, and the projected numbers of travel inquiries FrequentTraveller can reasonably expect, management is confident FrequentTraveller can generate sufficient gross travel bookings, margins and net income to cover annual royalty payment.

While FrequentTraveller has raised capital to meet its working capital and financing needs in the past, additional financing is required in order to fully complete its plan of operation and fully launch its business operations. FrequentTraveller is seeking financing in the form of equity in order to provide the necessary working capital. FrequentTraveller currently has no firm commitments for financing. There are no assurances FrequentTraveller will be successful in raising the funds required. There can be no assurances that FrequentTraveller can obtain future additional financing on terms reasonably acceptable to it or at all. The lack of capital may force FrequentTraveller to curtail or suspend its business operations.

Page - 36

Graham B. Heal believes that FrequentTraveller’s existing capital resources will be sufficient to fund its current level of operating activities, capital expenditures and other obligations through the next six months, but does not include the required working capital for its plan of operation. However, if during that period or thereafter, FrequentTraveller is not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to the FrequentTraveller, this could have a material adverse effect on FrequentTraveller’s business, results of operations, liquidity and financial condition.

FrequentTraveller does not currently have any commitments for material capital expenditures over the near or long term.

FrequentTraveller expects to incur between $10,000 to $15,000 per month in operating losses in the next 12 to 18 months, largely due to expenses associated with the development and operation of the website but also due to operating costs during that same time period.

Upon completion of this offering FrequentTraveller will implement its plan of operation as described below.

Plan of Operation

FrequentTraveller has not had any significant revenues generated from its business operations since inception.

FrequentTraveller expects that the revenues generated from its core e-Travel website for the next 12 months will not be enough for its required working capital required for FrequentTraveller’s plan of operation. Until FrequentTraveller is able to generate any consistent and significant revenue it will be required to raise additional funds by way of equity financing.

At any phase, if FrequentTraveller finds that it does not have adequate funds to complete a phase, it may have to suspend its operations and attempt to raise more money so it can proceed with its business operations. If FrequentTraveller cannot raise the capital to proceed it may have to suspend operations until it has sufficient capital. However, FrequentTraveller expects to raise the required funds for the next 12 months with this offering and with revenues generated from its business operations.

To become profitable and competitive, FrequentTraveller needs to establish its core e-Travel website as a comprehensive on-line shopping mall. To achieve this goal, FrequentTraveller has prepared a plan of operation for the next 12 months. Each of the phases of the plan of operations listed below will be implemented as resources are available. However, there is no assurance that FrequentTraveller will be able to complete its plan of operation.

Phase 1 - Hire and Retain Senior Travel Industry COO (2 months)

In Phase 1, FrequentTraveller plans to hire a senior travel industry COO. FrequentTraveller has budgeted $100,000 for this phase and expects it to take two months to search for, interview all qualified applicants, and hire a COO. This budget includes the cost of the COO’s annual salary.

Phase 2 - Develop and launch websites (6 to 12 months)

FrequentTraveller plans to launch and operate www.GreatBritain.com, and www.Canadian.com as fully operational travel booking sites within the next 12 months. FrequentTraveller has budgeted $100,000 for this phase and expects it to take 12 months to complete.

Phase 3- Build out contact center staffing and systems (12 months)

FrequentTraveller’s expansion goals in this phase are to add qualified sales agent staff in a central contact center in North America, with branch contact/sales offices in South America and SouthEast Asia. These sales agents will be required to deliver effective customer service and sales support to handle a growing number of travel inquiries receivedfrom clients from around the globe at its core e-Travel websites. Inquiries will be handled personally, via email and phone, by a responsible agent as routed to them via FrequentTraveller’s internal inquiry management system (defined as a computer-based, database driven logging and tracking system). FrequentTraveller will concentrate on effective personal handling of each inquiry, as opposed to automated handling systems without individual handling by a ‘Live” person. This operating principle and methodology will be critical to ensure travel inquiries are converted into travel bookings and sales. Also, by relying more on actual “Live” sales agents FrequentTraveller can more effectively train and manage these staff to “upsell” additional services and promote “add-on” products and services that increase gross booking and sales and their resulting margins. “Live” sales agents are better equipped and more flexible with respect to dealing with complicated, multi-day, multi-faceted travel itineraries and plans that are effectively handled by automated, computer-based booking systems. The expertise, knowledge and advice of “Live” sales agents are the key factor allowing FrequentTraveller to develop a business with higher margins. As FrequentTraveller is focusing on a defined set of core e-Travel websites and destinations, building specialized, in-house destination knowledge and expertise among its sales agents can be better achieved. This factor will be bolstered further as sales volumes grow and are concentrated within its core destinations allowing FrequentTraveller to actively negotiate improved wholesale purchase prices with its core suppliers. FrequentTraveller’s contact center offices, both in the United States and abroad, will also allow FrequentTraveller to more effectively manage its supplier relationships with air carriers, hotel chains and its core wholesalers.

Page - 37

FrequentTraveller has budgeted $700,000 for this phase and expects it to take 12 months to complete.

Phase 4- Develop and Implement CPC Lead Acquisition Program (12 months)

In Phase 4, FrequentTraveller plans to develop and implement an effective cost per click lead acquisition program (the “CPC Program”). In order to generate additional travel inquiries over and above what FrequentTraveller receives from the “natural” visitors to its core e-Travel websites (as described in Distribution of Products and Services on page 27), FrequentTraveller will begin a program of internet advertising to generate an increasing volume of inquiries via the CPC Programs (defined as paying for an internet ad when an internet user clicks on a link for a site FrequentTraveller manages and maintains, such as Brazil.com) with leading providers such as Google.com and Yahoo Ads. Communicate.com Inc. has a wealth of experience with these kinds of programs as it generates inquiries for its other e-commerce businesses. FrequentTraveller will benefit from this expertise in its quest to conduct results-oriented “cost-per-click” ad buys on a cooperative basis with Communicate.com Inc. FrequentTraveller’s goals in this phase are to further increase the volume of travel inquires over and above those produced naturally and intuitively by FrequentTraveller’s core e-Travel websites.

FrequentTraveller has budgeted $300,000 for this phase and expects it to take 12 months to complete.

During any phase of the plan of operation, if FrequentTraveller does not have adequate working capital to complete a phase of its proposed plan of operation, FrequentTraveller may have to suspend its business operations and attempt to raise more working capital so that FrequentTraveller can proceed. If FrequentTraveller cannot raise the necessary working capital to proceed FrequentTraveller may have to cease business operations until there is sufficient working capital.

FrequentTraveller anticipates continuing to rely on private loans, equity sales of common shares, or debt financing in order to fund its proposed plan of operation. The issuance of additional shares will result in dilution to existing shareholders of FrequentTraveller.

FrequentTraveller is not currently conducting any research and development activities other than the development of the website. It does not anticipate conducting such activities in the near future. As FrequentTraveller expands its customer base and product lines, it will need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Reports

After FrequentTraveller completes this offering, FrequentTraveller will not be required to furnish you with an annual report. Further, FrequentTraveller will not voluntarily send you an annual report. FrequentTraveller will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports FrequentTraveller will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials FrequentTraveller files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports FrequentTraveller files electronically. The address for the Internet site is www.sec.gov.

Page - 38

DESCRIPTION OF PROPERTY

FrequentTraveller’s primary asset consists of the five year lease it has in the websites as provided for in the Domain Lease Agreement with Domain Holdings Inc. See Exhibit 10.1 - Domain Lease Agreement for more information.

FrequentTraveller is the registered owner of the following websites: www.frequenttraveller.com, www.frequenttraveler.com, www.frequenttravelers.com, and www.frequentravellers.com.

FrequentTraveller operates from its principal office at 3212 Maryland Place, Bellingham, Washington, 98226. FrequentTraveller leases its office space under a month_to_month lease at a rental rate of $200 a month. Management believes this office space is sufficient at this time. FrequentTraveller also maintains an office at the residential address of Graham Heal at no cost to FrequentTraveller.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information

FrequentTraveller’s common shares are not listed for trading or quotation on any exchange or quotation service.

FrequentTraveller has 57 registered holders of common shares.

Future sales by existing stockholders

A total of 15,878,690 common shares were issued to the existing stockholders. None of these shares have been registered for resale under this registration statement. Currently, there are 1,818,180 common shares of FrequentTraveller that are freely tradeable and there are 14,060,510 common shares that are subject to Rule 144. None of the common shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased from the stockholders listed in this offering will be immediately resalable, and sales of all of FrequentTraveller’s other shares, after applicable restrictions expire, could have a depressive effect on the market price of FrequentTraveller’s common shares if and when the shares are quoted for trading on the NASD’s OTC Bulletin Board.

Penny Stock rules

Trading in FrequentTraveller’s securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends FrequentTraveller’s securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in FrequentTraveller’s securities, which could severely limit their market price and liquidity of FrequentTraveller’s securities.

EXPERTS

FrequentTraveller’s financial statements for the period December 31, 2004 and 2003 included in this prospectus have been audited by Dale Matheson Carr-Hilton LaBonte Chartered Accountants, 1140 West Pender Street, Vancouver, British Columbia, V6E 4G1,Canada, telephone (604) 687-4747 as set forth in their report included in this prospectus.

Conrad C. Lysiak, Attorney at Law of Spokane Washington has provided the legal opinion regarding the legality of the shares being registered.

Page - 39

FINANCIAL STATEMENTS

FrequentTraveller’s fiscal year end is December 31. FrequentTraveller will provide audited financial statements to its stockholders on an annual basis; an Independent Registered Public Accounting Firm will audit the statements.

FrequentTraveller’s audited financial statements as of December 31, 2005 and 2004 (audited) immediately follow:

FREQUENTTRAVELLER.COM INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BALANCE SHEETS

STATEMENT OF OPERATIONS

STATEMENT OF STOCKHOLDERS’ EQUITY

STATEMENT OF CASH FLOWS

NOTES TO THE FINANCIAL STATEMENTS

Page - 40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of FrequentTraveller.com Inc.:

We have audited the accompanying balance sheets of FrequentTraveller.com Inc. as of December 31, 2005 and 2004 and the statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows and the changes in stockholders’ deficit for the years then ended in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company at December 31, 2005 has a working capital deficiency of $77,003, reported losses from inception to December 31, 2005 from operations of $610,197 and requires additional funding to meet its obligations and fund its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dale Matheson Carr-Hilton LaBotne

CHARTERED ACCOUNTANTS
Vancouver, Canada
June 19, 2006

Page - 41

FREQUENTTRAVELLER.COM INC.

BALANCE SHEETS

	March 31, 2006	December 31, 2005	December 31, 2004
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash	$84,446	$49,580	$21,454
Accounts receivable	7	7	485

	84,453	49,587	21,939

RESTRICTED CASH (Note 2)	20,000	20,000	-

INTANGIBLE ASSETS (Note 3)	3,300	3,300	3,300

	$107,753	$72,887	$25,239

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$73,169	$31,558	$17,476
Customer Deposits	3,433	14,590	-
Due to related parties (Note 4)	136,043	80,442	43,009

	212,645	126,590	60,485

STOCKHOLDERS’ DEFICIT

Capital stock (Note 5)
Authorized
200,000,000 common shares, $0.001 par value
Issued and outstanding
15,878,690 (2005 - 15,878,690; 2004 - 12,936,690)	15,879	15,879	12,937
Additional paid-in capital	540,615	540,615	396,457
Accumulated deficit	(661,386)	(610,197)	(444,640)

	(104,892)	(53,703)	(35,246)

	$107,753	$72,887	$25,239

The accompanying notes are an integral part of these financial statements.

Page - 42

FREQUENTTRAVELLER.COM INC.

STATEMENTS OF OPERATIONS

	Three months ended	Year ended December 31,
	March 31, 2006	2005	2004
	(Unaudited)

REVENUES
Travel sales	$135,170	$615,261	$214,323
Commissions	1,256	11,448	32,755
Total revenues	136,426	626,709	247,078

COST OF REVENUES
Travel costs	112,180	555,005	205,461

GROSS PROFIT	24,246	71,704	41,617

EXPENSES
General and administrative	15,182	64,573	53,523
Loss on issuance of shares (Note 5)	-	-	122,570
Management fees	12,000	50,196	163,194
Professional Fees	4,360	45,964	3,533
Salaries	43,893	76,528	42,303
Professional fees	4,360	45,964	3,533
	75,435	237,261	385,123

NET LOSS	$(51,189)	$(165,557)	$(343,506)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.01)	$(0.04)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	15,878,690	14,790,553	8,420,907

The accompanying notes are an integral part of these financial statements.

Page - 43

FREQUENTTRAVELLER.COM INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM OCTOBER 29, 2002 (INCEPTION) TO MARCH 31, 2006

(Unaudited)

	Common Stock
	Number of shares	Amount	Additional paid-in capital	Accumulated deficit	Total Stockholders’ equity
Issue 1,000,000 common shares at $0.001 per share for cash	1,000,000	$1,000	$(900)	$-	$100

Balance, December 31, 2002	1,000,000	1,000	(900)	-	100
Issue 3,500,000 common shares at $0.01 per share for related party debt	3,500,000	3,500	31,500	-	35,000
Issue 454,540 common shares at $0.044 per share for cash	454,540	455	19,545	-	20,000
Issue 568,180 common shares at $0.044 per share for cash	568,180	568	24,432	-	25,000
Issue 568,190 common shares at $0.044 per share for cash	568,190	568	24,432	-	25,000
Net loss	-	-	-	(101,134)	(101,134)

Balance, December 31, 2003	6,090,910	6,091	99,009	(101,134)	3,966
Issue 1,000,000 common shares at $0.044 per share for cash and services	1,000,000	1,000	43,000	-	44,000
Issue 3,500,000 common shares at $0.044 per share for related party debt	3,500,000	3,500	150,500	-	154,000
Issue 1,617,600 common shares at $0.044 per share for advances and services	1,617,600	1,618	69,556	-	71,174
Issue 105,000 common shares at $0.044 per share for cash of $0.01 per share	105,000	105	4,515	-	4,620
Issue 568,180 common shares at $0.044 per share for cash	568,180	568	24,432	-	25,000
Issue 55,000 common shares at $0.10 per share for cash	55,000	55	5,445	-	5,500
Net loss	-	-	-	(343,506)	(343,506)

Balance, December 31, 2004	12,936,690	12,937	396,457	(444,640)	(35,246)
Issue of 2,942,000 common shares at $0.05 per share for cash	2,942,000	2,942	144,158	-	147,100
Net loss	-	-	-	(165,557)	(165,557)

Balance, December 31, 2005	15,878,690	15,879	540,615	(610,197)	(53,703)
Net loss	-	-	-	(51,189)	(51,189)

Balance, March 31, 2006 (Unaudited)	15,878,690	$15,879	$540,615	$(661,386)	$(104,892)

The accompanying notes are an integral part of these financial statements.

Page - 44

FREQUENTTRAVELLER.COM INC.

STATEMENTS OF CASH FLOWS

	Three months ended	Year ended December 31,
	March 31, 2006	2005	2004
	(Unaudited)

CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss	$(51,189)	$(165,557)	$(343,506)
Adjustments to reconcile net loss to net cash used in operating activities
Loss on issuance of shares n			122,570
Non-cash management fees	-	-	103,694
Accounts receivable	-	478	(121)
Accounts payable and accrued liabilities	41,611	14,082	9,589
Customer deposits	(11,157)	14,590	-

CASH USED IN OPERATING ACTIVITIES	(20,735)	(136,407)	(107,774)

CASH FLOWS USED IN INVESTING ACTIVITIES
Restricted cash	-	(20,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related parties	55,601	37,433	73,465
Proceeds from issuance of common stock	-	147,100	35,550

CASH FLOWS FROM FINANCING ACTIVITIES	55,601	184,533	109,015

NET INCREASE IN CASH	34,866	28,126	1,241

CASH, BEGINNING	49,580	21,454	20,213

CASH, END	$84,446	$49,580	$21,454

Supplemental disclosures with respect to cash flows:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Page - 45

FREQUENTTRAVELLER.COM INC.

NOTES TO THE FINANCIAL STATEMENTS

March 31, 2006 (Unaudited) and December 31, 2005 and 2004

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company, incorporated in the State of Nevada on October 29, 2002, is an internet-based full service travel agency which has non-exclusive rights to operate travel-related business for certain geographic-based websites owned by Communicate.com Inc., its parent company. The Company’s rights to the use of websites currently include Vietnam.com, Malaysia.com and Indonesia.com and may eventually include Brazil.com, GreatBritain.com and Canadian.com.

The Company is majority-owned by Communicate.com Inc., a company incorporated in the State of Nevada and listed on the Over-the-Counter Bulletin Board in the United States.

Going Concern
These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America with the on-going assumption applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a history of losses and the continued operations of the Company and the recoverability of the carrying value of its assets is dependent upon the ability of the Company to establish profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. The Company has sustained net losses of $661,386 from operations since its inception to March 31, 2006. On March 31, 2006, the Company had working capital deficit of $128,192. The Company’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations and to obtain additional funding through public or private equity financing, collaborative or other arrangements with corporate sources, related party advances and the continued financial support of Communicate.com Inc. Management is seeking to increase revenues through continued marketing of its services; however, additional funding will be required. Management is working to obtain sufficient working capital from external sources in order to continue operations, as well as further developing the business model to increase travel service revenues. There is, however, no assurance that the aforementioned events, including the receipt of additional funding, will occur or be successful.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The accompanying financial statements are presented in United States dollars and are prepared in accordance with accounting principles generally accepted in the United States.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the periods that the financial statements are prepared. Actual amounts could differ from these estimates. The areas requiring significant management estimates relate to the determination of the fair value of intangible assets.

Revenue recognition
Revenues from the sales of travel products, including tours, airfares and hotel reservations, where the Company acts as the merchant of record and has inventory risk are recorded on a “gross” basis upon receipt of payment in full for the services and issuance of tickets or travel vouchers. Customer deposits received prior to ticket issuance or 30-days prior to travel are recorded as customer deposits. Where the Company does not act as the merchant of record and has no inventory risk, revenues are recorded at the “net” amounts as commissions, without any associated cost of revenue in accordance with Emerging Issues Task Force (“EITF”) No. 99-19.

Page - 46

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Income taxes
The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize the future benefit, or if the future deductibility is uncertain.

Foreign currency transactions
The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation”, monetary assets and liabilities are re-measured using the foreign exchange rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts and certain other non-monetary assets and liabilities are translated by using historical exchange rates. Resulting re-measurement gains or losses are reported as a component of other comprehensive income.

Loss per share
The Company computes loss per share in accordance with SFAS No. 128, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants, using the treasury method, and preferred stock, using the if-converted method. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Comprehensive income
Comprehensive income is defined as the change in equity from transactions, events and circumstances, other than those resulting from investments by owners and distributions to owners. To date there has been no such transactions and accordingly comprehensive income (loss) is equal to net income (loss) for all periods presented.

Intangible assets
The Company has adopted the provision of the Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Intangible Assets”, which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized and are be tested for impairment annually. The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset as well as a comparison of the fair value to book value of the Company.

Stock-based compensation
The Company has not adopted a stock option plan and has not granted stock options to date. Accordingly, no stock-based compensation has been recorded to date.

Cash and cash equivalents
The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents. At March 31, 2006 and December 31, 2005, the Company had restricted cash for travel agency bonding coverage.

Comparative Figures
Certain comparative figures have been reclassified in order to conform to the current periods' financial statement presentation.

Recent Account Pronouncements
In May 2005, the FASB issued SFAS No. 154, “Accounting for Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3”. Under the provisions of SFAS No. 154, a voluntary change in accounting principle requires retrospective application to prior period financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. A change in depreciation, amortization, or depletion method for long-lived, non-financial assets must be accounted for as a change in accounting estimate affected by a change in accounting principle. The guidance contained in APB No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate was not changed. The Company will implement this new standard beginning January 1, 2006. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

Page - 47

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Recent Account Pronouncements (cont’d)

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006.  This adoption of this statement is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

NOTE 3 - INTANGIBLE ASSETS

Intangible assets consist of the domain names FrequentTraveller.com and FrequentTravellers.com.

NOTE 4 - DUE TO RELATED PARTIES

The Company had received financing from its parent company Communicate.com Inc. through unsecured advances. The advances are payable on demand and are non-interest bearing and is unsecured.

The Company had received, from a shareholder of the Company, a cash advance of $43,180. The advance is payable on demand, is non-interest bearing and is unsecured.

NOTE 5 - CAPITAL STOCK

Capital stock
The authorized capital of the Company consists of 200,000,000 common shares with a par value of $0.001.

On November 19, 2004, the Company’s directors approved a forward stock split which was transacted by way of a nine-for-one common stock dividend whereby the Company issued 11,643,021 common shares to existing shareholders. The capital stock figures in these financial statements have been restated to account for the forward stock split as if the split occurred at inception of the Company.

On October 29, 2002, the Company issued 1,000,000 common shares at $0.001 per share upon incorporation.

During the year ended December 31, 2003, the Company issued 3,500,000 common shares at $0.01 per share in settlement of related party advances and 1,590,910 common shares at $0.044 per share for cash.

During the year ended December 31, 2004, the Company issued 1,000,000 common shares at $0.044 per share to a director and an officer of the Company for cash and services; issued 3,500,000 common shares at $0.044 per share in settlement of related party advances used to finance operations; issued 1,617,600 common shares at $0.044 per share to a director of the Company as payment for debt and service, issued 105,000 common shares at $0.044 per share to employees for cash, issued 568,180 common shares at $0.044 per share for cash; and issued 55,000 common shares at $0.10 per share for cash.

During May 2005, the Company issued 2,942,000 common shares at $0.05 per share for cash proceeds of $147,100.

Page - 48

NOTE 5 - CAPITAL STOCK (cont’d)

Stock options
The Company does not have a formal stock option plan, however, options may be granted with terms and conditions at the discretion of the Company’s board of directors.

NOTE 6 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2004, a director converted cash and services owing to acquire 500,000 common shares in the Company, and one officer converted cash advance and debt for services to acquire 1,617,600 common shares in the Company. Collectively, these officers own 3,117,600 common shares of the Company.

On May 1, 2005 the Company entered into an agreement with Domain Holdings Inc., a subsidiary of Communicate.com Inc., to lease certain domain names that would assist the Company in marketing its travel products. The agreement is for a period of 5 years. The Company will pay a royalty on net revenues varying from 1% to 5%, depending on the dollar value of the net revenues. From January 1, 2006 the minimum annual royalty will be $150,000. However, pursuant to a letter addendum to the agreement dated May 19, 2006, and retroactive to January 1, 2006, Domain Holdings Inc. agreed to waive all royalty payments due for 2006, including the minimum annual royalty.

During the year ended December 31, 2005, consulting fees, salaries and bonuses totalling $48,000 (2004 - $46,500) were incurred and paid to the President of the Company.

NOTE 7 - FINANCIAL INSTRUMENTS

Interest rate risk exposure
The Company has limited exposure to any fluctuation in interest rates.

Foreign exchange risk
The Company is subject to foreign exchange risk for sales and purchases denominated in foreign currencies. Foreign currency risk arises form the fluctuation of foreign exchange rates and the degree of volatility of these rates relative to the United States dollar. The Company does not actively manage this risk.

Concentration of credit risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents, accounts payable and accrued liabilities and trade accounts receivable. The Company limits its exposure to credit loss by placing its cash on deposit with high credit quality financial institutions. Receivables arising from sales to customers are generally not significant individually and are not collateralized. Management continually monitors the financial condition of its customers to reduce the risk of loss.

Fair values of financial instruments
The Company’s financial instruments include cash, accounts receivable, accounts payable and accrued liabilities, and amounts due to related party. The fair values of these financial instruments approximate their carrying values.

NOTE 8 - INCOME TAXES

Deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes, as measured by the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are computed with the presumption that they will be realizable in future periods when pre-taxable income is generated. Predicting the ability to realize these assets in future periods requires a great deal of judgment by management. It is management’sjudgment that it cannot predict with reasonable certainty that the deferred tax assets as of March 31, 2006 will be realized in future periods. Accordingly, a valuation allowance has been provided to reduce the net deferred tax assets to $0. At December 31, 2005, the Company had available net operating loss carryforwards of $600,000, which expire beginning in the year 2027.

Page - 49

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.  Article Twelve of the Articles of Incorporation of FrequentTraveller. No director or officer will be held personally liable to us or our stockholders for damages of breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law.

2.  Article 12 of the Bylaws of FrequentTraveller. Directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative.

3.  Nevada Revised Statutes, Chapter 78. The same indemnification is provided as set out in Article 12 of FrequentTraveller’s Bylaws, except the director or officer must have acted in good faith and in a manner that he believed to be in FrequentTraveller’s best interest. Also, any discretionary indemnification, unless ordered by a court, must be approved by the stockholders or the board of directors.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making FrequentTraveller responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

FrequentTraveller will pay all expenses in connection with the registration and sale of the common stock by both FrequentTraveller and the selling stockholders. The estimated expenses of issuance and distribution (assuming all shares offered are sold) are set forth below.

Expense	Cost
SEC registration fee	$ 600.00	estimated
Transfer Agent fee	$ 1,000.00	estimated
Printing expenses	$ 500.00	estimated
EDGAR filing fees	$ 1,500.00	estimated
Accounting fees and expenses	$ 10,000.00	estimated
Legal fees and expenses	$ 25,000.00	estimated
Total (estimate)	$ 38,600.00

RECENT SALE OF UNREGISTERED SECURITIES

Since inception, FrequentTraveller has sold the following securities that were not registered under the Securities Act of 1933.

On October 29, 2002, FrequentTraveller issued 100,000 restricted common shares to Graham Heal, FrequentTraveller’s sole director and officer, pursuant to Section 4(2) of the Securities Act of 1933. FrequentTraveller set the offering price for this offering at $0.001 per share. Mr. Heal was a sophisticated investor, an officer and a director of FrequentTraveller, and was in possession of all material information relating to FrequentTraveller. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

Page - 50

On June 26, 2003, FrequentTraveller authorized the issuance of up to 200,000 restricted common shares at an offering price of $0.44 per share. FrequentTraveller raised $80,000 from this offering, which had five closing between June 2003 and July 2004, and issued an aggregate 181,818 restricted common shares to the subscribers listed below.

Name of Subscriber	Number of Shares	Consideration
Earle D. McMaster	45,454	$20,000
All Wise Holdings Limited	56,818	$25,000
Cecile Antcil	56,819	$25,000
Clarence Kevin Peterson	22,727	$10,000
Total	181,818	$80,000

The 181,818 restricted common shares were issued for investment purposes in a “private transaction”. FrequentTraveller relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.

On October 1, 2003, FrequentTraveller issued 350,000 restricted common shares to Communicate.com Inc. FrequentTraveller relied on Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S to issue these shares. On October 30. 2002, FrequentTraveller granted Communicate.com Inc. An option to acquire 350,000 restricted common shares at an exercise price of $0.10 per share in consideration of the services that were provided by Communicate.com. Inc. in the formation of FrequentTraveller and its business plan, and a commitment from Communicate.com Inc. to provide FrequentTraveller with additional services and operating capital. As a result of Communicate.com Inc.’s role in the formation of FrequentTraveller, Communicate.com Inc. was in possession of all material information relating to FrequentTraveller. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

On June 11, 2004, FrequentTraveller authorized the issuance of up to 2,500 restricted common shares at an offering price of $0.10 per share to its employees and consultants. FrequentTraveller raised $250 from this offering and issued 2,500 restricted common shares to five subscribers.

On June 15, 2004, FrequentTraveller authorized the issuance of up to 5,500 restricted common shares at an offering price of $1.00 per share. FrequentTraveller raised $5,500 from this offering and issued 5,500 restricted common shares to 11 subscribers.

On July 5, 2004, FrequentTraveller authorized the issuance of 500 restricted common shares at an offering price of $0.10 per share to a consultant. FrequentTraveller raised $50 from this offering and issued 500 restricted common shares to the one subscriber.

On July 20, 2004, FrequentTraveller authorized the issuance of 34,091 restricted common shares at an offering price of $0.44 per share. FrequentTraveller received $15,000 from this offering from one subscriber.

On July 30, 2004, FrequentTraveller issued 50,000 restricted common shares to each of David Jeffs and Cameron Pan, officers of Communicate.com Inc. The shares were offered at $0.04 per share in consideration of the services that were provided by each of Mr. Jeffs and Mr. Pan in the formation of FrequentTraveller and its business operations.

In each of the above listed share issuances, the restricted common shares were issued for investment purposes in a “private transaction”. FrequentTraveller relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation. FrequentTraveller received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares have been legended with the applicable trading restrictions.

Page - 51

On September 15, 2004, FrequentTraveller issued an aggregate 519,260 restricted common shares to three creditors of FrequentTraveller for the settlement of an aggregate $51,926 of debt. FrequentTraveller relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. FrequentTraveller received from each creditor a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. The offer to settle was not made or accepted in the United States and the share certificates representing the shares have been legended with the applicable trading restrictions

On November 16, 2004, the directors of FrequentTraveller declared a 9:1 stock dividend payable on November 19, 2004. The stock dividend resulted in an increase of FrequentTraveller’s issued and outstanding share capital from 1,293,669 to 12,293,690 restricted common shares.

In May 2005, FrequentTraveller authorized the issuance of an aggregate 2,942,000 restricted common shares at an offering price of $0.05 per share. FrequentTraveller raised $147,100 from this offering, which had two closing in May 2005, and issued an aggregate 2,942,000 restricted common shares to 36 subscribers. The 2,942,000 restricted common shares were issued for investment purposes in a “private transaction”. FrequentTraveller relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation. FrequentTraveller received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares have been legended with the applicable trading restrictions.

EXHIBITS

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been included unless otherwise noted.

Exhibit	Description
3.1	Certificate of Incorporation for FrequentTraveller.com Inc., filed as an exhibit to FrequentTraveller’s Form SB-2 (Registration Statement) filed on July 18, 2005 and incorporated herein by reference.	Filed
3.2	Articles of Incorporation for FrequentTraveller.com Inc., filed as an exhibit to FrequentTraveller’s Form SB-2 (Registration Statement) filed on July 18, 2005 and incorporated herein by reference.	Filed
3.3	By-laws of FrequentTraveller.com Inc., filed as an exhibit to FrequentTraveller’s Form SB-2 (Registration Statement) filed on July 18, 2005 and incorporated herein by reference.	Filed
5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities being registered.	Included
10.1
Domain Lease Agreement dated May 1, 2005 between FrequentTraveller.com Inc. and Domain Holdings Inc., filed as an exhibit to FrequentTraveller’s Form SB-2 (Registration Statement) filed on July 18, 2005 and incorporated herein by reference.
Filed
23.1	Consent of Dale Matheson Carr-Hilton LaBonte dated July 17, 2006.	Included
23.2	Consent of Conrad C. Lysiak.	Included

Page - 52

UNDERTAKINGS

Regarding indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FrequentTraveller will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act if 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
c.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

Page - 53

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned duly authorized person, in Bellingham, Washington on this 17th day of July, 2006.

FrequentTraveller.com Inc.

By:/s/ Graham B. Heal
    Graham B. Heal
President and Director

Pursuant to the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates indicated have signed this Form SB-2 Registration Statement:

Signature	Title	Date
/s/ Graham B. Heal	Chief Executive Officer, President, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and member of the Board of Directors	17 July 2006
/s/ David M. Jeffs	Member of the Board of Directors	17 July 2006

Page - 54

EXHIBIT 5.1

Page - 55

EXHIBIT 5.1
CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1478
FAX (509) 747-1770

January 3, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, D. C. 20549
RE: FrequentTraveller.com Inc.

Gentlemen:

Please be advised that, I have reached the following conclusions regarding the above offering and it is my opinion that:

1. FrequentTraveller.com Inc. (the "Company") is a duly and legally organized and exiting Nevada state corporation, with its registered office located in Las Vegas, Nevada and its principal place of business located 11 Bellwether Way, Suite 305, Bellingham, Washington 98225. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with therewith on October 29, 2002. The Company's existence and form is valid and legal pursuant the laws of the State of Nevada.

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The 4,306,500 shares of common stock previously issued which are being registered for resale by shareholders enumerated in the Company’s Form SB-2 registration statement are in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold by the Company and the enumerated selling shareholders under this Form SB-2 Registration Statement is likewise legal under the laws of the State of Nevada.

3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

Page - 56

Securities and Exchange Commission
RE: FrequentTraveller.com Inc.
January 3, 2006

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. All tax benefits to be derived from the Company’s operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7. By directors’ resolution, the Company has authorized the issuance of up to 4,000,000 shares of common stock.

8. The Company's Articles of Incorporation presently provide the authority to the Company to issue 200,000,000 shares of common stock, $0.001 par value.

9. Therefore, the 4,000,000 shares of common stock offered for sale by the Company, when issued, will be validly and legally issued, duly authorized, fully paid and non-assessable.

10. Further, the 4,306,500 shares of common stock previously issued by the Company, which are being registered for resale by shareholders enumerated in the Company’s Form SB-2 registration statement, were validly and legally issued, duly authorized, fully paid and non-assessable.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak

Page - 57

EXHIBIT 23.1

Page - 58

July 17, 2006

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the inclusion in this Registration Statement on Form SB-2 (as amended) of FrequentTraveller.com, Inc. of the following:

Our report to the Stockholders and Board of Directors of FrequentTraveller.com, Inc. dated June 19, 2006 on the financial statements of the Company as at December 31, 2005 and 2004 and the statement of operations, stockholders’ deficit and of cash flows for the years then ended.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Sincerely,

“Dale Matheson Carr-Hilton LaBonte”
Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada

Page - 59

EXHIBIT 23.2

Page - 60

EXHIBIT 23.2

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
Email: cclysiak@qwest.net

CONSENT

I HEREBY CONSENT to the inclusion of my name in connection with the Form SB-2 Registration Statement filed with the Securities and Exchange Commission as attorney for the registrant, FrequentTraveller.com Inc.

DATED this 3rd day of January, 2006.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak

Page - 61